Execution Copy

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
U.S. RENAL CARE, INC.
URCHIN MERGER SUB, INC.
AND
DIALYSIS CORPORATION OF AMERICA

Dated as of April 13, 2010

i

EXHIBITS

Annex I	Conditions to the Offer
Annex II	Persons Entering Into Employment Agreements
Exhibit “A”	Articles of Incorporation of Surviving Corporation
Exhibit “B”	Bylaws of Surviving Corporation

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 13, 2010 (this “Agreement”), is by and among U.S. Renal Care, Inc., a Delaware corporation (“Parent”), Urchin Merger Sub, Inc., a Florida corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Dialysis Corporation of America, a Florida corporation (the “Company”). Unless the context clearly indicates otherwise, capitalized terms used in this Agreement are defined in Section 9.1.

RECITALS:

WHEREAS, the board of directors of the Company (the “Company Board”) has determined that it is advisable and in the best interests of the Company and its shareholders for Parent to acquire the Company upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, in furtherance of the acquisition of the Company by Parent, it is proposed: (i) that Merger Sub make a cash tender offer to acquire all of the issued and outstanding shares of Company Common Stock at a price of $11.25 per share net to the seller in cash, without interest thereon and subject to any required Tax withholding (such dollar amount, or any greater dollar amount per share paid pursuant to such cash tender offer, subject to adjustment pursuant to Section 1.1(e), the “Offer Price”), upon the terms and subject to the conditions set forth in this Agreement (such cash tender offer, as it may be amended from time to time in accordance with this Agreement, the “Offer”), and (ii) that, after acquiring shares of Company Common Stock pursuant to the Offer, Merger Sub merge with and into the Company, with the Company being the surviving corporation, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Company Board has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, are fair, advisable and in the best interests of the Company and its shareholders, (ii) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, in accordance with the requirements of the Florida Business Corporation Act (the “FBCA”), and (iii) resolved to recommend that the shareholders of the Company accept the Offer, tender their shares of Company Common Stock pursuant to the Offer and, if required by applicable Laws, approve this Agreement and the Merger; and

WHEREAS, the board of directors of Parent has (i) determined that the Merger is advisable and in the best interests of Parent and its stockholders, and (ii) approved this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger; and

WHEREAS, (i) the board of directors of Merger Sub has determined that the Merger is advisable and in the best interests of Merger Sub and its sole stockholder, and (ii) Parent, as sole stockholder of Merger Sub, has adopted and approved this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger; and

WHEREAS, immediately prior to the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, (i) certain shareholders of the Company are executing and delivering to Parent and Merger Sub tender and support agreements (the “Support Agreements”) and (ii) the individuals set forth on Annex II are executing and delivering to Parent and Merger Sub amended and restated employment agreements, effective upon the Closing, to, among other things, assist Parent with transitional matters following the Closing (the “Employment Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE OFFER

Section 1.1  The Offer.

(a) Subject to the provisions contained in the following sentence, Merger Sub shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as promptly as reasonably practicable after the date of this Agreement. If the Company: (i) shall have fully cooperated with Parent in connection with the Offer and the preparation of the Offer Documents, including by promptly providing to Parent any comments regarding the Offer Documents from the Company and its advisors, and (ii) shall be prepared to file with the SEC, and to disseminate to holders of Company Common Stock, the Schedule 14D-9 on the date Parent files the Offer Documents with the SEC, then Parent shall cause Merger Sub to, and Merger Sub shall, commence the Offer within seven (7) Business Days after the date of this Agreement; provided, however, that Merger Sub shall not be required to commence the Offer if (w) any of the conditions set forth in clauses (a), (b), (c), (g), (h), (j), (k), (l) and (n) of Annex I shall not be satisfied, or (x) the Company shall not be prepared to file immediately with the SEC, and to disseminate to holders of shares of Company Common Stock, the Schedule 14D-9 (the date on which Merger Sub commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act, is referred to in this Agreement as the “Offer Commencement Date”). The obligation of Merger Sub (and the obligation of Parent to cause Merger Sub) to accept for payment, and pay for, any shares of Company Common Stock validly tendered pursuant to the Offer shall be subject to the satisfaction of or (if permitted) waiver of (y) the condition that there shall be validly tendered (not including any shares of Company Common Stock validly tendered pursuant to procedures for guaranteed delivery) and not withdrawn a number of shares of Company Common Stock that, together with any shares of Company Common Stock owned by Parent or Merger Sub immediately prior to the Acceptance Time, represents more than 50% of the Adjusted Outstanding Share Number (the “Minimum Condition”), and (z) the other conditions set forth in Annex I hereto (the Minimum Condition and the other conditions set forth in Annex I are referred to collectively as the “Offer Conditions”). For purposes of this Agreement, the “Adjusted Outstanding Share Number” shall be the sum of: (A) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Acceptance Time, plus (B) an additional number of shares up to (but not exceeding) the aggregate number of shares of Company Common Stock issuable upon the conversion, exchange or exercise, as applicable, of all options, warrants and other rights to acquire, or securities convertible into or exchangeable for, Company Common Stock that are outstanding immediately prior to the Acceptance Time (other than potential (but not actual) dilution attributable to the Top-Up Option). Subject to the Offer Conditions and the terms and conditions of this Agreement, Parent shall cause Merger Sub to, and Merger Sub shall, (1) accept for payment all shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer as soon as practicable after Merger Sub is permitted to do so under applicable Legal Requirements, and (2) pay the Offer Price in exchange for each share of Company Common Stock accepted for payment pursuant to the Offer.

(b) Merger Sub expressly reserves the right, in its sole discretion, to (i) increase the Offer Price, and (ii) waive any Offer Condition or make any other changes to the terms and conditions of the Offer; provided, however, that without the prior written consent of the Company, neither Parent nor Merger Sub may (A) waive or amend the Minimum Condition, (B) change the form of consideration to be paid to the holders of Company Common Stock pursuant to the Offer, (C) decrease the Offer Price or the number of shares of Company Common Stock sought to be purchased by Merger Sub in the Offer, (D) impose conditions to the Offer in addition to the Offer Conditions, or (E) except as provided in Section 1.1(c), extend the expiration date of the Offer.

(c) The Offer shall initially be scheduled to expire twenty (20) Business Days following the Offer Commencement Date (determined pursuant to Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) (the “Initial Expiration Date”; such date or such subsequent date to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Notwithstanding anything to the contrary contained in this Agreement, but subject to the parties’ respective termination rights under Section 8.1: (i) if, as of the scheduled

Expiration Date, any Offer Condition is not satisfied and has not been waived, Merger Sub may, in its sole discretion (and without the consent of the Company or any other Person), extend the Offer on one or more occasions, for an additional period of up to twenty (20) Business Days per extension (but no later than the Outside Date), to permit such Offer Condition to be satisfied, (ii) Merger Sub may, in its sole discretion (and without the consent of the Company or any other Person), extend the Offer from time to time for any period required by any Regulation of the SEC applicable to the Offer, and (iii) Merger Sub may, in its sole discretion (and without the consent of the Company or any other Person), elect to provide for a “subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act (unless Parent has become the owner, directly or indirectly, of 80% or more of the outstanding shares of Company Common Stock). Subject to the parties’ respective termination rights under Section 8.1, (A) if: (1) each of the Offer Conditions set forth in clauses (a), (b), (c), (e), (f), (g), (h), (i), (j), (k), (l), (m), and (n) of Annex I is satisfied or has been waived as of the scheduled Expiration Date, or Merger Sub reasonably determines that all of such Offer Conditions are likely to be satisfied within fifteen (15) Business Days after such date, and (2) any of the other Offer Conditions is not satisfied and has not been waived on such date, then, to the extent requested in writing by the Company no less than two (2) Business Days prior to such date, Merger Sub shall extend the Offer beyond such date for an additional period of up to twenty (20) Business Days, and (B) if each of the Offer Conditions set forth in Annex I is satisfied or has been waived as of the scheduled Expiration Date, other than the condition set forth in clause (m), then if such scheduled Expiration Date is a date prior to the Designated Date, to the extent requested in writing by the Company no less than two (2) Business Days prior to such scheduled Expiration Date, Merger Sub shall extend the Offer to the Designated Date or to such later date as may be required under applicable securities Laws (as determined by Merger Sub in its reasonable discretion); provided that in the case of either (A) or (B) in no event shall Merger Sub be required to extend the Offer to a date later than the Outside Date.

(d) On the Offer Commencement Date, Parent and Merger Sub shall (i) cause to be filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”) with respect to the Offer, which will contain or incorporate by reference (A) Merger Sub’s offer to purchase shares of Company Common Stock pursuant to the Offer (the “Offer to Purchase”) and (B) the forms of the related letter of transmittal and summary advertisement (the Tender Offer Statement on Schedule TO, the Offer to Purchase, and all exhibits, amendments and supplements thereto, the “Offer Documents”), and (ii) cause the Offer to Purchase and related documents to be disseminated to holders of shares of Company Common Stock. Parent and Merger Sub shall use commercially reasonable efforts to cause the Offer Documents to comply in all material respects with the applicable requirements of the Exchange Act. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Offer Documents (including all amendments and supplements thereto) prior to filing thereof with the SEC. Parent and Merger Sub shall promptly provide the Company and its legal counsel with a copy of any written comments and a description of any oral comments received by Parent, Merger Sub or their legal counsel from the SEC or its staff with respect to the Offer Documents. Each of Parent, Merger Sub and the Company: (1) shall use commercially reasonable efforts to respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer and (2) to the extent required by the applicable requirements of the Exchange Act, shall use commercially reasonable efforts to correct promptly any information provided by it for use in the Offer Documents if and to the extent that such information shall be or shall have become false or misleading in any material respect, and Parent and Merger Sub shall take all steps reasonably necessary to cause the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC, to the extent required by applicable Legal Requirements, and to be disseminated to holders of shares of Company Common Stock. The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company and its Subsidiaries and the Company’s shareholders that may be required or reasonably requested by Parent and Merger Sub in connection with any action contemplated by this Section 1.1(d).

(e) If, between the date of this Agreement and the date on which any particular share of Company Common Stock is accepted for payment pursuant to the Offer, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a record date with respect to any such event shall occur during such period, then the Offer Price shall be appropriately and proportionately adjusted.

Section 1.2  Company Actions.

(a) The Company hereby approves and consents to the Offer. The Company Board, at a meeting duly called and held, has unanimously by a vote of all the directors, (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, are fair, advisable and in the best interests of the Company and its shareholders, (ii) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, in accordance with the requirements of the FBCA, (iii) resolved to recommend that the shareholders of the Company accept the Offer, tender their shares of Company Common Stock pursuant to the Offer and, if required by applicable Laws, approve this Agreement and the Merger (such unanimous recommendation, the “Company Board Recommendation”), and (iv) taken all other actions necessary to exempt the Offer, the Support Agreements and, to the extent required, this Agreement and the transactions contemplated hereby, from any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder,” “business combination,” “affiliated transaction” or other similar Legal Requirement, including Sections 607.0901 and 607.0902 of the FBCA. Subject to Section 5.3, the Company consents to the inclusion of the Company Board Recommendation in the Offer Documents.

(b) Contemporaneously with the filing by Parent and Merger Sub of the Schedule TO, the Company shall file with the SEC and (following or contemporaneously with the dissemination of the Offer to Purchase and related documents) disseminate to holders of shares of Company Common Stock a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that shall reflect the terms and conditions of this Agreement and the information required by Section 1.3(c) and, subject only to Section 5.3, shall include the Company Board Recommendation. Each of Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub that may be required or reasonably requested by the Company in connection with any action contemplated by this Section 1.2(b). The Company shall cause the Schedule 14D-9 and the filings and dissemination thereof to comply in all material respects with the Exchange Act and with all applicable Legal Requirements. To the extent required by the applicable requirements of the Exchange Act or by other Legal Requirements: (i) each of Parent, Merger Sub and the Company shall use commercially reasonable efforts to promptly correct any information provided by it or on its behalf for use in the Schedule 14D-9 if and to the extent that such information shall be or shall have become false or misleading in any material respect, and (ii) the Company shall take all steps reasonably necessary to cause the Schedule 14D-9, as supplemented or amended to correct such information, to be filed with the SEC and, to the extent required by applicable Legal Requirements, to be disseminated to holders of shares of Company Common Stock. Parent and its legal counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendments or supplements thereto) prior to the filing thereof with the SEC. The Company shall promptly provide Parent and its legal counsel with a copy of any written comments and a description of any oral comments received by the Company or its legal counsel from the SEC or its staff with respect to the Schedule 14D-9, and the Company shall respond promptly to such comments.

(c) The Company shall promptly provide to Parent: (i) a list of the Company’s shareholders, non-objecting beneficial owners, mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories, in each case accurate and complete as of the most recent practicable date, and (ii) such additional information (including updated lists of shareholders, non-objecting beneficial owners, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer or the Merger.

Section 1.3  Directors.

(a) Effective upon the Acceptance Time and from time to time thereafter, Parent shall be entitled to designate, to serve on the Company Board, the number of directors, rounded up to the next whole number, determined by multiplying: (i) the total number of directors on the Company Board (giving effect to any increase in the size of the Company Board pursuant to this Section 1.3(a)), by (ii) a fraction having a numerator equal to the aggregate number of shares of Company Common Stock then beneficially owned by Parent or Merger Sub (including all shares of Company Common Stock accepted for payment pursuant to the Offer), and having a denominator equal to the total number of shares of Company Common Stock then issued and outstanding (provided that, in no event shall

Parent’s director designees constitute less than a majority of the entire Company Board). The Company shall take all action (including, to the extent necessary, seeking and accepting the resignations of one or more incumbent directors and increasing the size of the Company Board) necessary to cause Parent’s designees to be elected or appointed to the Company Board (the date on which a majority of the Company’s directors are designees of Parent that have been effectively appointed to the Company Board in accordance herewith, the “Board Appointment Date”).

(b) From and after the Acceptance Time, to the extent requested by Parent, the Company shall also use its commercially reasonable efforts to: (i) obtain and deliver to Parent the resignation of each individual who is an officer of the Company or any of the Company Subsidiaries, and (ii) cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on: (A) each committee of the Company Board, and (B) the board of directors of each Company Subsidiary (and each committee thereof) that represents at least the same percentage as individuals designated by Parent represent on the Company Board. Notwithstanding the provisions of this Section 1.3, the Company shall use commercially reasonable efforts, at all times prior to the Effective Time, to cause at least two of the members of the Company Board to be individuals who were directors of the Company on the date of this Agreement (“Continuing Directors”); provided, however, that: (x) if at any time prior to the Effective Time there shall be only one Continuing Director serving as a director of the Company for any reason, then the Company Board shall cause an individual selected by the remaining Continuing Director to be appointed to serve on the Company Board (and such individual shall be deemed to be a Continuing Director for all purposes under this Agreement), and (y) if at any time prior to the Effective Time no Continuing Directors remain on the Company Board, then the Company Board shall appoint two individuals who are not officers, employees or Affiliates of the Company, Parent or Merger Sub to serve on the Company Board (and such individuals shall be deemed to be Continuing Directors for all purposes under this Agreement).

(c) In connection with the performance of its obligations to cause Parent’s designees to be elected or appointed to the Company Board, the Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) of the Exchange Act and Rule 14f-1 thereunder require in order to fulfill its obligations under this Section 1.3, subject to the Company’s receipt of the information with respect to Parent and its nominees, officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The provisions of this Section 1.3 are in addition to, and shall not limit, any right that Merger Sub, Parent or any Affiliate of Merger Sub or Parent may have (with respect to the election of directors or otherwise) under applicable Legal Requirements as a holder or beneficial owner of shares of Company Common Stock.

(d) Following the election or appointment of Parent’s designees to the Company Board pursuant to Section 1.3(a) and until the Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize any of the following actions of the Company (each, an “Adverse Action”), to the extent the action in question could reasonably be expected to affect adversely the holders of shares of Company Common Stock (other than Parent or Merger Sub): (i) any action by the Company with respect to any amendment or waiver of any term or condition of this Agreement, the Merger or the Company Articles or Company Bylaws, (ii) any termination of this Agreement by the Company, or (iii) any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Merger Sub, or any waiver or assertion of any of the Company’s rights under this Agreement. The approval of any Adverse Action by a majority of the Continuing Directors shall constitute the valid authorization of the Company Board with respect to such Adverse Action, and no other action on the part of the Company or by any other director of the Company shall be required to authorize such Adverse Action.

Section 1.4  Top-Up Option.

(a) The Company hereby grants to Parent and Merger Sub an assignable (provided that any such assignment is in compliance with Section 9.8) and irrevocable option (the “Top-Up Option”) to purchase from the Company the number of newly-issued, fully paid and nonassessable shares of Company Common Stock (the “Top-Up Shares”) equal to the lesser of: (i) the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent or Merger Sub at the time of exercise of the Top-Up Option, constitutes 80% of the number of shares of Company Common Stock that would be outstanding on a fully-diluted basis immediately after the issuance of all shares of Company Common Stock subject to the Top-Up Option, or (ii) the aggregate number of shares of Company Common Stock that the Company is authorized to issue under the Company Articles but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued or reserved for issuance) at the time of exercise of the Top-Up Option.

(b) The Top-Up Option may be exercised by Parent or Merger Sub, in whole or in part, at any time at or after the Acceptance Time. The aggregate purchase price payable for the shares of Company Common Stock being purchased by Parent or Merger Sub pursuant to the Top-Up Option shall be determined by multiplying the number of such shares by the Offer Price. Such purchase price may be paid by Parent or Merger Sub, at its election, either entirely in cash or by executing and delivering to the Company a promissory note having a principal amount equal to such purchase price, or by any combination of the foregoing. Any such promissory note shall bear interest at the rate of 3% per annum, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.

(c) In the event Parent or Merger Sub wishes to exercise the Top-Up Option, Parent or Merger Sub shall deliver to the Company a notice setting forth: (i) the number of shares of Company Common Stock that Parent or Merger Sub intends to purchase pursuant to the Top-Up Option, (ii) the manner in which the Parent or Merger Sub intends to pay the applicable purchase price, and (iii) the place and time at which the closing of the purchase of such shares of Company Common Stock by Parent or Merger Sub is to take place. The Company shall, as soon as practicable following receipt of such notice, notify Merger Sub of the number of shares of Company Common Stock then outstanding, the number of shares of Company Common Stock then outstanding on a fully-diluted basis and the number of Top-Up Shares. At the closing of the purchase of such shares of Company Common Stock, Parent or Merger Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for such shares, and the Company shall cause to be issued to Parent or Merger Sub (as the case may be) a certificate representing such shares. The parties shall cooperate to cause the issuance of the Top-Up Shares to be effected pursuant to an exemption from registration under the Securities Act.

ARTICLE II

THE MERGER

Section 2.1  The Merger.  At the Effective Time and subject to the terms and conditions of this Agreement and the applicable provisions of the FBCA, Merger Sub will merge with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease (the “Merger”). The Company shall be the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue to be governed by the Laws of the State of Florida, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Section 2.7 and Section 2.8.  The effect of the Merger will be as provided in the applicable provisions of the FBCA and the terms of this Agreement.

Section 2.2  Effective Time.

(a) The closing of the Merger (the “Closing”) shall take place at the offices of Fulbright & Jaworski L.L.P., 2200 Ross Avenue, Suite 2800, Dallas, Texas, 75201 at 10:00 a.m. as soon as practicable, and in any event not later than the second (2nd) Business Day following the date on which the conditions to the Closing set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied or waived or at such other place, time and date as the parties hereto may agree in writing (the “Closing Date”). The acceptance of any shares of Company Common Stock by Merger Sub, and the exchange of any related documentation and other deliverables related thereto in accordance with the terms of this Agreement and the Offer, shall take place at the offices of Fulbright & Jaworski L.L.P., 2200 Ross Avenue, Suite 2800, Dallas, Texas, 75201 or at such other place as the parties may agree in writing.

(b) At the Closing, the Company and Merger Sub shall cause articles of merger (the “Articles of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Florida in accordance with the relevant provisions of the FBCA and other applicable Florida Law. The Merger will become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Florida on the Closing Date, or at such subsequent date or time as the Company and Parent agree in writing and specify in the Articles of Merger. The date and time the Merger becomes effective is hereinafter referred to as the “Effective Time.”

Section 2.3  Conversion or Cancellation of Company Common Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holder of any of the following securities:

(i) each share of the Company’s $0.01 par value common stock (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than (A) shares of Company Common Stock held by Parent, Merger Sub or any wholly owned Subsidiary of Parent or Merger Sub, (B) Dissenting Shares held by Dissenting Shareholders and (C) shares of Company Common Stock held in the Company’s treasury or held by any wholly owned Subsidiary of the Company), shall be converted into the right to receive an amount in cash per share equal to the Offer Price, without interest (the “Merger Consideration”);

(ii) each share of Company Common Stock issued and held in the Company’s treasury or held by any wholly owned Subsidiary of the Company shall (A) cease to be outstanding, (B) be canceled and retired without payment of any consideration therefor, and (C) cease to exist; and

(iii) each share of Company Common Stock held by Parent, Merger Sub or any wholly owned Subsidiary of Parent or Merger Sub shall (A) cease to be outstanding, (B) be canceled and retired without payment of any consideration therefor, and (C) cease to exist.

(b) All shares of Company Common Stock converted into Merger Consideration pursuant to this Section 2.3 (collectively, the “Shares”), shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such Shares and non-certificated Shares represented by a book entry (the “Book Entry Shares”) shall thereafter represent the right to receive, with respect to each underlying Share, the Merger Consideration.

(c) If, prior to the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, recapitalization or other similar transaction, or if a record date with respect to any such event shall occur during such period, then an appropriate and proportionate adjustment shall be made to the Merger Consideration.

Section 2.4  Merger Sub Common Stock.  At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent or Merger Sub, be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation (which shares shall not be deemed to be shares of Company Common Stock outstanding immediately prior to the Effective Time for purposes of this Agreement).

Section 2.5  Dissenting Shares.  The provisions of this Section 2.5 shall not apply unless the shareholders of the Company are determined to have the right to dissent from the Merger, and receive the fair value of their shares of Company Common Stock, pursuant to Sections 607.1301-607.1333 of the FBCA. In such event, and notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the applicable provisions of the FBCA (the “Dissenting Shareholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to payment of the appraised value of such shares in accordance with the applicable provisions of the FBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the appraised value of such Dissenting Shares in accordance with the applicable provisions of the FBCA), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the FBCA. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares shall thereupon become Shares and be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock in accordance with Section 2.3(a)(i), without any interest thereon. The Company shall give Parent (a) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the FBCA and received by the Company relating to shareholders’ rights of appraisal, and (b) the opportunity to participate in negotiations and Proceedings with respect to demands for appraisal under the FBCA. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.

Section 2.6  Company Options and Other Equity Interests.

(a) At the Effective Time, each option to purchase shares of Company Common Stock issued pursuant to a Company Stock Plan that is outstanding immediately prior to the Effective Time (each such option, a “Company Option”) whether or not then vested, shall be converted into the right to receive, at the Effective Time, a cash payment from the Surviving Corporation equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option, and (ii) the excess, if any, of (x) the Merger Consideration over (y) the exercise price per share under such Company Option (such product, the “Option Consideration”).

(b) Immediately prior to the Effective Time, each outstanding restricted stock unit issued pursuant to a Company Stock Plan (a “Company Restricted Stock Unit”) that has not otherwise vested shall become fully vested and shall be converted into the right to receive a cash payment from the Surviving Corporation equal to the Merger Consideration, and each such Company Restricted Stock Unit shall thereupon be cancelled.

(c) Immediately prior to the Effective Time, each outstanding restricted share of Company Common Stock issued pursuant to a Company Stock Plan (each such share, a “Company Restricted Share”) that has not otherwise vested shall become fully vested and shall be converted into the right to receive a cash payment from the Surviving Corporation equal to the Merger Consideration, and each such Company Restricted Stock Unit shall thereupon be cancelled.

(d) The Surviving Corporation shall pay the holders of Company Options, the holders of Company Restricted Stock Units, and the holders of Company Restricted Shares the cash payments described in this Section 2.6 on or as soon as reasonably practicable after the Closing Date, but in any event within ten (10) Business Days following the Closing Date.

(e) Prior to the Acceptance Time, the Compensation Committee of the Company Board (the “Compensation Committee”) or the Company Board, as applicable, shall make such adjustments and amendments to or make such determinations with respect to Company Options, Company Restricted Stock Units, and Company Restricted Shares to implement the foregoing provisions of this Section 2.6.

Section 2.7  Articles of Incorporation; Bylaws.

(a) At the Effective Time, the Company Articles shall be amended so as to read in their entirety as is set forth in Exhibit A annexed hereto, and, as so amended, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by Law.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the Company Bylaws shall be amended so as to read in their entirety in the form as is set forth in Exhibit B annexed hereto, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the articles of incorporation of the Surviving Corporation and as provided by Law.

Section 2.8  Directors and Officers.  The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately following the Effective Time, each to serve as a director or officer in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

Section 2.9  Exchange Fund.  At or prior to the Effective Time, Parent shall designate a bank or trust company (the “Paying Agent”) to receive the aggregate Merger Consideration that holders of Shares shall be entitled to receive pursuant to Section 2.3(a)(i) (the “Exchange Fund”). The Exchange Fund shall be invested by the Paying Agent as directed by Parent.

Section 2.10  Exchange of Shares.

(a) As soon as practicable after the Effective Time, Parent will instruct the Paying Agent to mail to the Persons who, immediately prior to the Effective Time, were record holders of certificates representing shares of Company Common Stock (“Certificates”) whose Shares are being converted into the Merger Consideration pursuant to Section 2.3: (i) a letter of transmittal (in customary form and containing such provisions as Parent may reasonably specify, including a provision confirming that delivery of Certificates shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates to the Paying Agent), and (ii) instructions for use in effecting the surrender of the Certificates or Book Entry Shares in exchange for the Merger Consideration. Upon proper surrender of a Certificate or Book Entry Shares for exchange and cancellation to the Paying Agent, together with a duly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent or Parent: (A) the holder of such Certificate or Book Entry Shares shall be entitled to receive in exchange therefor the amount of Merger Consideration provided in Section 2.3 in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book Entry Shares, and (B) the Certificate or Book Entry Shares so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on any cash or on any unpaid dividends or distributions payable to holders of Certificates or Book Entry Shares pursuant to the provisions of Article II.

(b) At the Effective Time, holders of Certificates and Book Entry Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, other than with respect to Dissenting Shares in accordance with Section 2.5, and the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book Entry Shares representing such shares are presented for transfer to the Paying Agent, each such share shall be cancelled and exchanged for the Merger Consideration as provided in this Section 2.10.  In the event of a transfer of ownership of any shares of Company Common Stock which are not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the holder in whose name the Certificate is so surrendered is registered, if any such Certificate shall be properly endorsed or otherwise be in proper form for transfer, and such holder shall pay any fiduciary or surety bonds or any transfer or other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than such holder or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.10, each Certificate and Book Entry Share shall be deemed, from and after the Effective Time, to represent solely the right to receive the Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate or book entry. If any Certificate shall have been lost, stolen or destroyed, Parent may, in its sole discretion and as a condition to the payment of the Merger Consideration pursuant to Section 2.3(a)(i), require the owner of such lost, stolen or destroyed Certificate to provide an appropriate affidavit and to deliver a bond (in customary form and amount) as indemnity against any claim that may be made against the Paying Agent, Parent or the Surviving Corporation with respect to such Certificate.

(c) Any portion of the Exchange Fund that remains unclaimed by the Company’s shareholders as of the date 180 days after the Effective Time shall be paid to Parent on demand, and any holders of Certificates or Book Entry Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the Merger Consideration deliverable in respect of each share of Company Common Stock formerly held by such shareholder as determined pursuant to this Agreement without any interest thereon. Notwithstanding the foregoing, none of the Company, Parent, the Paying Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

Section 2.11  Withholding.  Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration deliverable under this Agreement, and from any other payments made pursuant to this Agreement (including pursuant to Section 2.6) such amounts as Parent, the

Surviving Corporation and the Paying Agent are required to deduct and withhold with respect to such delivery and payment under the Code or any provision of applicable Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the holder of shares of Company Common Stock and such other Persons, as applicable, in respect of which such deduction and withholding was made by Parent, the Surviving Corporation and the Paying Agent.

Section 2.12  Further Action.  If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the disclosure letter, dated as of the date of this Agreement and delivered to Parent in connection with the execution and delivery of this Agreement, which is arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III and Section 5.2 and, subject to Section 9.12 hereof, identifies items of disclosure by reference to a particular section or subsection of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1  Corporate Organization and Qualification, Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in active status under the Laws of the State of Florida. The Company has the requisite power and authority and possesses all material Permits, easements, consents, waivers and Orders to own, lease or otherwise hold, use and operate all of its properties, rights and assets and to carry on its business as it is now being conducted. The Company is duly licensed and qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary or appropriate, except where the failure to be so duly licensed or qualified to do business or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Section 3.1(b) of the Company Disclosure Letter sets forth a complete and correct list of each Company Subsidiary with its place of organization. Each Company Subsidiary (i) is duly incorporated or duly formed, as applicable to each such Company Subsidiary, and validly existing and in good standing or active status under the Laws of its jurisdiction of organization, (ii) has the requisite power and authority and possesses all material Permits, easements, consents, waivers and Orders to own, lease or otherwise hold, use and operate all of its properties, rights and assets and to carry on its business as it is now being conducted, and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary or appropriate except where the failure to be so duly licensed or qualified to do business or in good standing would not (A) have a material effect with respect to such Company Subsidiary or (B) individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.2  Articles of Incorporation and Bylaws; Minute Books.

(a) The Company has furnished to Parent, prior to the date of this Agreement, complete and correct copies of the Company Articles and Company Bylaws, and the articles of incorporation and the bylaws (or the equivalent organizational documents), in each case as amended or restated to the date hereof, of each Company Subsidiary. The Company Articles and Company Bylaws and the organizational documents of each Company Subsidiary are in full force and effect and no other organizational documents are applicable to or binding upon the Company or any Company Subsidiary. The Company is not in violation of any of the provisions of the Company Articles or the Company Bylaws. No Company Subsidiary is in violation of its articles of incorporation or bylaws (or equivalent organizational documents).

(b) The minute books of the Company and each Company Subsidiary contain true, complete and correct records of all meetings and other corporate actions held or taken since December 31, 2006 of their respective shareholders, the board of directors and each committee of the board of directors.

Section 3.3  Capitalization.

(a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock. As of April 13, 2010, (the “Company Capitalization Date”) (i) 9,610,373 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and free from preemptive rights, whether statutory, contractual or otherwise, with no personal liability attaching to the ownership thereof, (ii) no shares of Company Common Stock are held in the treasury of the Company, (iii)(A) 100,000 shares of Company Common Stock were reserved and available for issuance pursuant to outstanding Company Options, with the grant date, vesting terms and exercise price per share of Company Common Stock for each Company Option set forth on Section 3.3(a) of the Company Disclosure Letter, and (B) 16,250 shares of Company Common Stock were reserved and available for issuance pursuant to outstanding awards of Company Restricted Shares and Company Restricted Stock Units, in each case with respect to clauses (A) and (B) issued pursuant to Company Stock Plans, (iv) 173,700 shares of Company Common Stock were granted in the form of Company Restricted Shares under the Company Stock Plans, and (v) no other shares of Company Common Stock are reserved for issuance other than as provided in clauses (iii) and (iv). No bonds, debentures, notes or other indebtedness or securities of the Company that have the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote (“Voting Debt”) are outstanding. Except as set forth above, no shares of capital stock or other voting securities of the Company are issued or outstanding. Section 3.3(a) of the Company Disclosure Letter sets forth a true, complete and correct list of (x) the aggregate number of shares of Company Common Stock issuable upon the exercise of each Company Option and settlement of each Company Restricted Stock Unit granted under the Company Stock Plans and the weighted average exercise price for the Company Options, and (y) all other rights to purchase any Voting Debt, issued or unissued capital stock of the Company and the Company Subsidiaries, or obligating the Company or any of the Company Subsidiaries to issue, grant or sell any Voting Debt, shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, the Company or any of the Company Subsidiaries. Other than the Company Options, the Company Restricted Stock Units and the Top-Up Option, no other options to purchase Company Common Stock or equity-based awards of the Company or any Company Subsidiary are outstanding. Since the Company Capitalization Date, the Company has not (A) issued or repurchased any shares of Company Common Stock, Voting Debt or other equity securities of the Company, other than the issuance of shares of Company Common Stock in connection with the exercise of Company Options or settlement of the Company Restricted Stock Units, in each case, granted under the Company Stock Plans, or (B) other than the Top-Up Option, issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company capital stock or any other equity-based awards under any of the Company Stock Plans or otherwise. All shares of Company Common Stock subject to issuance as described above shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable and free from preemptive rights, whether statutory, contractual or otherwise, with no personal liability attaching to the ownership thereof. Except as set forth on Section 3.3(a) of the Company Disclosure Letter, there are no obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any Voting Debt, shares of Company Common Stock or any capital stock of any of the Company Subsidiaries or any securities representing the right to purchase or otherwise receive any Voting Debt, shares of Company Common Stock or any capital stock of any of the Company Subsidiaries, or make any investment (in the form of a loan, capital contribution or otherwise) in any of the Company Subsidiaries or any other Person, or pursuant to which the Company or any of the Company Subsidiaries is or could be required to register shares of Company Common Stock, Voting Debt or other securities under the Securities Act. There are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any Company Subsidiary is a party or by which any of them is bound with respect to the holding, voting or disposition of any shares of capital stock of the Company or any of its Subsidiaries.

(b) Except as set forth in Section 3.3(b) of the Company Disclosure Letter, all of the outstanding shares of capital stock and voting securities of each Company Subsidiary are owned, directly or indirectly, by the Company and are duly authorized, validly issued, fully paid and nonassessable and free from preemptive rights, whether statutory, contractual or otherwise, with no personal liability attaching thereto, and those shares of capital stock and voting securities of each of the Company Subsidiaries owned by the Company, directly or indirectly, are free and clear of all Liens and all other limitations or restrictions (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). Except as otherwise set forth in this Section 3.3 or in Section 3.3(a) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any Company Subsidiary, or otherwise obligating the Company or any Company Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(c) Neither the Company nor any of the Company Subsidiaries owns, or has any contractual or other obligation to acquire, any equity securities or other securities of any Person (other than Company Subsidiaries) or any direct or indirect equity or ownership interest in any other business.

Section 3.4  Authorization of Agreement; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly, validly and unanimously approved by the Company Board. The Company Board (at a meeting duly called and held) has, by the unanimous vote of all directors of the Company, made the Company Board Recommendation and taken the other actions described in Section 1.2(a) and such board resolutions have not been amended, withdrawn or rescinded in any way. The Company Board has taken all actions necessary so that the provisions of Section 607.0901 of the FBCA and the voting restrictions contained in Section 607.0902 of the FBCA will not apply with respect to or as a result of the Offer, the Merger, this Agreement, the Support Agreements and the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a Proceeding in equity or at law.

(b) None of (i) the execution, delivery or performance of this Agreement or the Support Agreements, (ii) the purchase of the shares of Company Common Stock tendered pursuant to the Offer, (iii) the compliance by the Company with the provisions of this Agreement or (iv) the consummation of the Merger and the other transactions contemplated by this Agreement, will, directly or indirectly, (with or without notice or lapse of time, or both) (A) contravene, conflict with, or result in any violation or breach of (1) any provision of the Company Articles or Company Bylaws or comparable governing documents of the Company Subsidiaries, or (2) any resolution adopted by the Company’s shareholders, the Company Board, or any committee of the Company Board, (B) assuming that the Company Consents are duly obtained, (1) violate any Law or Order applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, or (2) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the modification, cancellation, acceleration or termination of or a right of modification, cancellation, acceleration or termination under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties, rights or assets of the Company or the Company Subsidiaries under, any of the terms, conditions or provisions of any Contract to which the Company or any of the Company Subsidiaries is a party, or by which any of them or any of their respective properties, rights or assets is bound, except, with respect solely to clause (B)(2), for such Contracts, properties, rights or assets that would not be material to the Company or any Company Subsidiary.

Section 3.5  Consents and Approvals.

(a) Except for (i) any notices or filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing with the SEC of (A) the Schedule 14D-9, and (B) such other reports or filings under the Exchange Act or the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Articles of Merger with the Secretary of State of the State of Florida pursuant to the FBCA, (iv) such filings as may be required under the Regulations of NASDAQ, and (v) the consents, notices and approvals set forth in Section 3.5 of the Company Disclosure Letter (the consents and approvals referred to in clauses (i) through (v), the “Company Consents”), no consents or approvals of or filings or registrations with any Governmental Entity or any Third Party are necessary in connection with the execution and delivery by the Company of this Agreement, the purchase of the shares of Company Common Stock pursuant to the Offer, or the consummation by the Company of the Merger and the other transactions contemplated by this Agreement.

(b) The Company has delivered to Parent a true and correct copy of the executed consent of KeyBank National Association under the Company Credit Agreement to the Offer, the Merger and the other transactions contemplated hereby, which consent has not been withdrawn, revoked, waived, amended, modified or supplemented in any respect.

Section 3.6  Regulatory Matters; Reports.

(a) The Company and the Company Subsidiaries have each timely filed all reports, schedules, forms, registrations, statements and certifications, together with any amendments required or requested to be made with respect thereto, that they were required to file since December 31, 2006 with (i) the SEC, (ii) NASDAQ, and (iii) each other applicable Governmental Entity, and all other reports and statements required to be filed by them since December 31, 2006, and have paid all fees and assessments due and payable in connection therewith. Since December 31, 2006, no Governmental Entity has resolved any Proceeding into the business, disclosures or operations of the Company or any of the Company Subsidiaries. Except with respect to routine regulatory investigations in the ordinary course of business consistent with past practice, none of which have raised or revealed any issue or matter that would be material to the Company or any of the Company Subsidiaries, (A) there is no unresolved or threatened in writing criticism, comment, exception or stop order by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of the Company or any of the Company Subsidiaries and (B) no Governmental Entity has initiated since December 31, 2006 or has pending any Proceeding with respect to the business, disclosures or operations of the Company or any of the Company Subsidiaries. Since December 31, 2006, there have been no civil investigative demands or other formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of the Company or any of the Company Subsidiaries.

(b) The Company and the Company Subsidiaries are and have at all times been in material compliance with all filing requirements with respect to the Centers’ Medicare cost reports or state Medicaid reports. Such reports do not claim, and neither the Company nor any of the Company Subsidiaries have received, payment or reimbursement in excess of the amount provided or allowed by applicable Law or any applicable agreement, except where excess reimbursement was noted on the report. There are no facts or circumstances which may reasonably be expected to give rise to any material disallowance under any Center Medicare cost report or similar state report. There are no currently pending or, to the Company’s Knowledge, threatened audits or compliance reviews of any Company, Company Subsidiary or Center cost or other report with Medicare or any state Medicaid agency. To the Knowledge of the Company, since December 31, 2006, neither the Company nor any Company Subsidiary has received any notice (whether oral or in writing) that any Governmental Entity, including any Medicare administrative contractor or state Medicaid or Medicare review board has conducted any audit or compliance review of any Company or Company Subsidiary cost or other report.

(c) Neither the Company nor any of the Company Subsidiaries is subject to any cease-and-desist or other Order or Proceeding issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been ordered to pay any civil money penalty or other material amount by, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity that currently restricts or affects in any material respect the conduct of its business (or that, upon consummation of the Offer and the Merger, would restrict in any material respect the conduct of the business of Parent or any of its Subsidiaries), or that in any material manner relates to its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated companies or their Subsidiaries (each item in this sentence, a “Company Regulatory Agreement”), nor has the Company or any of the Company Subsidiaries been advised in writing since December 31, 2006 by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.

(d) The Company has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, schedules, proxy statements, forms, documents and reports (including exhibits, other information incorporated therein, and any amendments thereto) with the SEC required to be filed by the Company under the Securities Act or the Exchange Act, as the case may be, from (and including) December 31, 2006 (such documents, together with any other documents filed or furnished by the Company to the SEC, including exhibits and other information incorporated therein as they may have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”), true correct and complete copies of which have been provided to Parent or are available in full (without redaction and including the full text of any document filed subject to a request for confidential treatment) on the SEC’s website through the Electronic Data Gathering, Analysis and Retrieval System two (2) Business Days prior to the date of this Agreement. No such Company SEC Document, at the time filed or furnished (and in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of relevant meetings, respectively) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company SEC Documents complied as to form in all material respects with the Regulations of the SEC with respect thereto. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of SOX and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with SOX.

(e) The Company has made available to Parent copies of all comment letters received by the Company from the SEC since December 31, 2006 relating to the Company SEC Documents, together with all written responses of the Company thereto. There are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC. To the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

Section 3.7  Financial Statements.

(a) Each of the financial statements of the Company and the Company Subsidiaries included (or incorporated by reference) in the Company SEC Documents (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of the Company and the Company Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to the absence of footnotes to the extent permitted by Regulation S-X that would not differ materially from the footnotes to the financial statements included in audited financial statements and recurring year-end audit adjustments normal in nature and amount, the effect of which is not, individually or in the aggregate, material), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published Regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and the Company Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. MSPC Certified Public Accountants and Advisors, P.C. has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) The records, systems, controls, data and information of the Company and the Company Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or the Company Subsidiaries or accountants (including all means of access thereto and therefrom). The Company (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including the Company Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. These disclosures were made in writing by management to the Company’s auditors and audit committee, a copy of which has previously been made available to Parent. There is no reason to believe that the Company’s outside auditors, chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the Regulations adopted pursuant to Section 404 of SOX, without qualification, when next due.

(c) Since December 31, 2006, neither the principal executive officer nor the principal financial officer of the Company has become aware of any fact, circumstance or change that is reasonably likely to result in a “significant deficiency” or a “material weakness” in the Company’s internal controls over financial reporting.

(d) The audit committee of the Company Board includes an Audit Committee Financial Expert, as defined by Item 407(d)(5)(ii) of Regulation S-K.

(e) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Section 406(b) of SOX. To the Knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics by any such persons since December 31, 2006.

(f) Since December 31, 2006, (i) neither the Company nor any of the Company Subsidiaries nor, to the Knowledge of the Company, any director, officer, Employee, auditor, accountant or representative of the Company or any of the Company Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Company Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of the Company Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of the Company Subsidiaries, whether or not employed by the Company or any of the Company Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer the Company.

Section 3.8  Undisclosed Liabilities.  Neither the Company nor any of the Company Subsidiaries has any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (a) those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (the “Company Balance Sheet Date”) (including any notes thereto) and (b) liabilities incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date. Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any off-balance sheet partnership, joint venture, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K)).

Section 3.9  Absence of Certain Changes or Events.  From the Company Balance Sheet Date to the date of this Agreement, each of the Company and the Company Subsidiaries has conducted its respective business in the ordinary course, and during such period, there has not occurred:

(a) a Company Material Adverse Effect;

(b) any action or event of the type described in Section 5.2;

(c) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Company or the Company Subsidiaries (whether or not covered by insurance);

(d) (i) any declaration, accrual, set aside or payment of any dividend or any other distribution in respect of any shares of capital stock of the Company or the Company Subsidiaries, or (ii) any repurchase, redemption or other acquisition by the Company or the Company Subsidiaries of any shares of capital stock or other securities;

(e) any sale, issuance or grant, or authorization of the issuance of, (i) any capital stock or other security of the Company or the Company Subsidiaries (except for Company Common Stock issued upon the valid exercise of outstanding Company Options or settlement of Company Restricted Stock Units), (ii) any option, warrant or right to acquire any capital stock or any other security of the Company or the Company Subsidiaries (except for Company Options and Company Restricted Stock Units set forth in Section 3.3(a)), or (iii) any instrument convertible into or exchangeable for any capital stock or other security of the Company or the Company Subsidiaries;

(f) any amendment or waiver of any of the rights of the Company or the Company Subsidiaries under, or acceleration of vesting under, (i) any provision of any of the Company Benefit Plans, or (ii) any provision of any Contract evidencing any outstanding Company Option, Company Restricted Stock Unit, or Company Restricted Share granted under the Company Stock Plans;

(g) (i) any amendment to the Company Articles or the Company Bylaws, or any organizational document of any Company Subsidiary, or (ii) any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving the Company or any Company Subsidiary;

(h) [reserved]

(i) any creation of any Subsidiary of the Company or any Company Subsidiary or acquisition by the Company or any Company Subsidiary of any equity interest or other interest in any other Person;

(j) any capital expenditure by the Company or any Company Subsidiary which, when aggregated with all other capital expenditures made on behalf of the Company and the Company Subsidiaries since the date of the Company Balance Sheet, exceeds $30,000 individually or $400,000 in the aggregate;

(k) any action by the Company or any Company Subsidiary to (i) enter into or suffer any of the assets owned or used by it to become bound by any Material Contract, or (ii) amend or terminate, or waive any right or remedy under, any Material Contract;

(l) any (i) acquisition, lease or license by the Company or any Company Subsidiary of any material right or other material asset from any other Person, (ii) sale or other disposal or lease or license by the Company or any Company Subsidiary of any material right or other material asset to any other Person, or (iii) waiver or relinquishment by the Company or any Company Subsidiary of any right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

(m) any write-off as uncollectible, or establishment of any extraordinary reserve with respect to, any account receivable or other indebtedness of the Company or any Company Subsidiary that exceeds $25,000 individually or $100,000 in the aggregate;

(n) any pledge of any assets of or sufferance of any of the assets of the Company or any Company Subsidiary to become subject to any Lien, except for pledges of immaterial assets made in the ordinary course of business and consistent with past practices;

(o) any (i) loan by the Company or any Company Subsidiary to any Person (other than any wholly owned Company Subsidiary other than any such Company Subsidiary listed in Section 3.9(o) of the Company Disclosure Letter), or (ii) incurrence or guarantee by the Company or any Company Subsidiary of any indebtedness for borrowed money;

(p) any (i) adoption, establishment, entry into or amendment by the Company or any Company Subsidiary of any Company Benefit Plan, or (ii) payment of any bonus or any profit sharing or similar payment to, or material increase in the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of the directors, officers or Employees of the Company or the Company Subsidiaries;

(q) any change of the methods of accounting or accounting practices of the Company or any Company Subsidiary in any material respect;

(r) any material Tax election by the Company or any Company Subsidiary;

(s) any notice of audit or recoupment of amounts previously reimbursed by any Governmental Entity or Third Party payor, in an amount in excess of $100,000;

(t) any adjustment in excess of $200,000 to balances reflected in the Company’s consolidated financial statements that do not pertain to the period covered by such consolidated financial statements;

(u) any amendment to any Third Party payor Contract that would result in a change in an amount to be received by the Company or the Company Subsidiaries in excess of $200,000, individually or in the aggregate, in any twelve-month period;

(v) any commencement or settlement of any Proceeding by the Company or any Company Subsidiary; or

(w) any agreement or commitment to take any of the actions referred to in clauses (b) through (v) above.

Section 3.10  Property.

(a) Section 3.10(a) of the Company Disclosure Letter identifies all real property and interests in real property owned in fee by the Company or the Company Subsidiaries. The Company or one of its Subsidiaries, as applicable, has good, valid and marketable title to the Owned Real Property, free and clear of any Lien, other than Permitted Encumbrances. There are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion of the Owned Real Property or interest therein. The major structural elements of the improvements comprising each parcel of Owned Real Property, including mechanical, electrical, heating, ventilation, air conditioning or plumbing systems, elevators or parking elements, are in sufficiently good condition in all material respects to allow the business of the Company and its Subsidiaries to be operated in the ordinary course of business consistent with past practice.

(b) Section 3.10(b) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of the Company’s real property which is leased, subleased or licensed to the Company or the Company Subsidiaries (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”). The lease, sublease or license for each such Leased Real Property (each a “Lease”) is valid, legally binding, enforceable and in full force and effect in all material respects with respect to the applicable Company or Company Subsidiary and, to the Company’s Knowledge, the applicable counterparty thereto. Neither the Company nor any Company Subsidiary is in breach of or default under, in any material respects, the terms of any Lease (or has taken or failed to take any action which with notice or lapse of time, or both, would constitute a default thereunder). Prior to the date hereof, the Company has provided or made available to Parent true and complete copies of each Lease as in effect on the date of this Agreement.

(c) To the Knowledge of the Company, the Real Property is in material compliance with all applicable zoning Laws and building codes, and the buildings and improvements located on the Real Property are in good operating condition and in a state of good working order, in all material respects. There are no pending or, to the Knowledge of the Company, threatened Proceedings with respect to or otherwise affecting the Real Property. The Company and the Company Subsidiaries are in compliance in all material respects with all applicable health and safety related Legal Requirements for the Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970. The Company or the Company Subsidiaries, individually or together, own, lease or have the right to use all of their properties and assets reflected in the Company Balance Sheet or otherwise used by them in connection with the conduct of their businesses, other than any properties or assets that have been sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice (all such properties and assets, excluding the Owned Real Property, the Leased Real Property, and the Company IP (which is solely covered by the representation included in Section 3.17), are referred to as “Assets”). Each of the Company and the Company Subsidiaries has good title to, or in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all of the Assets free and clear of Liens of any nature whatsoever, other than Permitted Encumbrances.

Section 3.11  Contracts.

(a) Except as disclosed in Section 3.11(a) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is a party to, bound by or subject to any Contract (whether written or oral) (i) that is a “material contract” (within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K) to be performed after the date of this Agreement, (ii) that contains a non-compete or non-solicit requirement or other provision that restricts in any material respect the conduct of, or the manner of conducting, any line of business by the Company or any of the Company Subsidiaries (including any geographic limitations), or upon consummation of the Offer or the Merger could restrict in any material respect the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to engage in any line of business (including any geographic limitations), (iii) that obligates the Company or any of the Company Subsidiaries to conduct business on an exclusive or preferential basis with any Third Party or containing “most favored nation” rights or upon consummation of the Offer or the Merger will obligate Parent, the Surviving Corporation or any of their respective Subsidiaries to conduct business with any Third Party on an exclusive or preferential basis or pursuant to “most favored nation” rights, (iv) with or to a labor union or guild (including any collective bargaining agreement), (v) that creates a partnership, joint venture, strategic alliance or similar arrangement with respect to any business of the Company, including all operating agreements for all Joint Venture Subsidiaries, (vi) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract providing for or guaranteeing indebtedness in excess of $50,000, (vii) that, individually or together with related Contracts, provides for the acquisition, disposition, license, use, distribution or outsourcing, after the date of this Agreement, of assets, services, rights or properties with a value or requiring annual fees in excess of $75,000, (viii) that involves aggregate payments by or to the Company or any of its Subsidiaries in excess of $75,000 in any twelve month period or more than $100,000 through the remaining term of the Contract, except for any Contract that may be cancelled without penalty by the Company or any of its Subsidiaries upon notice of 60 days or less, (ix) that includes an indemnification obligation of the Company or any of its Subsidiaries with a maximum potential liability in excess of $50,000, (x) that is a Lease, (xi) concerning Intellectual Property (other than generally commercially available, non-custom, off-the-shelf software licenses having a retail acquisition price of less than $2,000), (xii) with a physician or other Third Party who is in a position to make or influence referrals to or otherwise generate business for the Company or any Company Subsidiary, including the Physician Contracts, (xiii) that is a medical directorship service agreement or any similar agreement, (xiv) that is a Third Party payor Contract, or (xv) the loss of which would reasonably be expected to have a Company Material Adverse Effect. Each Contract of the type described in this Section 3.11(a) is referred to herein as a “Material Contract.” True and complete copies of all Material Contracts in effect on the date hereof have been made available to Parent on or prior to the date hereof.

(b) (i) Each Material Contract is valid and binding on the Company or the applicable Company Subsidiary, enforceable against it in accordance with its terms and is in full force and effect, (ii) the Company and each of the Company Subsidiaries and, to the Knowledge of the Company, each other party thereto has duly performed all obligations required to be performed by it under each Material Contract, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of the Company or any of the Company Subsidiaries or, to the Knowledge of the Company, any other party thereto, under any such Material Contract. There are no disputes pending or to the Knowledge of the Company, threatened with respect to any Material Contract.

Section 3.12  Compliance with Applicable Law; Permits.

(a) The Company and the Company Subsidiaries have complied in all material respects with all applicable Laws, and are not in default or violation of, and have not received any notices of violation with respect to, any Laws in connection with the conduct of their respective businesses or the ownership or operation of their respective businesses, assets and properties.

(b) The Company and the Company Subsidiaries have obtained and hold all Permits that are necessary to own, lease or otherwise hold, use and operate their properties, rights and other assets and are necessary for the lawful conduct of their respective businesses, including all Permits to operate end-stage renal disease facilities or dialysis facilities, under and pursuant to each, and have complied in all material respects with, and are not in default or in violation in any material respect of, any Laws or legal requirements applicable to the Company or any of the Company Subsidiaries. Such Permits are in full force and effect and there are no Proceedings pending or, to the Knowledge of the Company, threatened that seek the revocation, cancellation, suspension or adverse modification thereof. The consummation of the Offer or the Merger, in and of itself, would not cause any revocation, modification or cancellation of any such Permit.

(c) The Company has been and is in compliance with the applicable listing and corporate governance rules and regulations of NASDAQ.

Section 3.13  Health Law Matters.  Without limiting the scope or application of representations or warranties of general application set forth elsewhere in this Article III:

(a) Each of the Centers operated by the Company or a Company Subsidiary is certified under the conditions of coverage and participation of the federal Medicare program as a Medicare provider, specifically an end-stage renal disease facility and each Center is certified or otherwise qualified as a state Medicaid provider in the applicable State of operation. The Company has provided copies of all surveys, reports or deficiency notices concerning the Centers by the Medicare program, any state survey agency, and the applicable state Medicaid programs for the five (5) year period prior to the date hereof. The Medicare certification and applicable Medicaid certifications of each of the Centers is in full force and effect, and each applicable Company Subsidiary is under no suspension or plan of correction. To the Knowledge of the Company, no violation of the Medicare conditions of coverage or Medicaid certification conditions or qualifications exists and no event or circumstances exists that with the giving of notice or passage of time, or both, would constitute a violation. Neither CMS nor any state agency has conducted or has given the Company or any Company Subsidiary any notice that it intends to conduct any audit or other review of the Company’s or any Company Subsidiaries’ participation in any governmental healthcare program, including the Medicare and Medicaid programs, and, to the Knowledge of the Company, no such audit or review would result in any material liability by the Company or any Company Subsidiary for any repayment, reimbursement, penalty or interest with respect to payments received by the Company or any Company Subsidiary thereunder or the suspension or exclusion of the Company or a Company Subsidiary from participation in the applicable governmental health program. There is not pending or threatened any Proceeding under a program by a Governmental Entity involving the Company, a Company Subsidiary or any Center. To the Knowledge of the Company, each Center medical director is qualified in accordance with the Medicare conditions of coverage and applicable Law to serve as the medical director of such Center. Except as set forth in Section 3.13(a) of the Company Disclosure Letter, there are no certificate of need requirements in the states in which the Company and each Company Subsidiary operates or has operated since December 31, 2006.

(b) Section 3.13(b) of the Company Disclosure Letter contains a complete list of all Company Subsidiaries owned in part (directly or indirectly) by physicians, Immediate Family Members of physicians or other Persons who are in a position to make or influence referrals to or otherwise generate business for the Company or any Company Subsidiary, the names of each physician or other such owner and the percentage interest of each owner of the Company Subsidiary (“Joint Venture Subsidiaries”). The terms upon which physicians, Immediate Family Members of physicians and other Third Party investors in a position to make or influence referrals to or otherwise generate business for the applicable Company Subsidiary were offered investment interests in the Joint Ventures Subsidiaries were no different than the terms offered to Third Party investors not in a position to make referrals and were not related to the previous or expected volume or value of referrals, items or services furnished or the amount of business otherwise generated by the physician, Immediate Family Member or Third Party investors to the applicable Company Subsidiary. There is no requirement that physician owners or non-owners attending patients of a Joint Venture Subsidiary make referrals to, furnish items or services to, or otherwise generate business for the Joint Venture Subsidiary in order to remain an owner of or to be eligible to provide services at the Joint Venture Subsidiary. All Joint Venture Subsidiary distributions or payments to owners are directly proportional to the owner’s capital investment in the Joint Venture Subsidiary. Except as set forth in Section 3.13(b) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has loaned funds to, or guaranteed a loan for, any Third Party investor for use by such Third Party investor in investing in a Joint Venture Subsidiary.

(c) Section 3.13(c) of the Company Disclosure Letter contains a complete list of all agreements between the Company or any Company Subsidiary, on one hand, and any physician or Immediate Family Member of a physician on the other hand, including all medical director agreements, equipment or space leases and sublease agreements (“Physician Contracts”). True and complete copies of all Physician Contracts in effect on the date hereof have been made available to Parent on or prior to the date hereof. Except as set forth in Section 3.13(c) of the Company Disclosure Letter, each Physician Contract is in full force and effect, is on commercially reasonable terms, is in writing and is signed by the parties thereto with an initial term of at least one year. The compensation or rental charge of each Physician Contract was negotiated at arms’ length, is consistent with fair market value and was not determined in a manner that takes into account the volume or value of any referrals or business otherwise generated between the parties or using a percentage-based or per unit of service compensation formula. Except as set forth in Section 3.13(c) of the Company Disclosure Letter, each Physician Contract involving the lease of equipment or space is for the full time use of the equipment or space by the lessee. No Physician Contract for the lease of space or equipment exceeds that which is reasonably necessary for the legitimate business purposes of the lease or rental.

(d) Each Company Subsidiary is in compliance with the anti-kickback provisions of the federal Social Security Act, 42 U.S.C. Sections 1320a-7a and 7b (in all material respects), and the federal anti-physician self referral Law commonly known as the “Stark” law (42 U.S.C. Section 1395nn) (the “Stark Law”), and equivalent state Laws, as those Laws relate to the ownership interests in the Company and in Company Subsidiaries and any financial relationships or compensation arrangements that the Company or any Company Subsidiary may have with any partners, owners or Affiliates of the Company or any Company Subsidiary or with any health care facility or physician, including any medical director. Neither the Company nor any Company Subsidiary furnishes any items or services considered “designated health services” under the Stark Law or any item or service (including outpatient prescription drugs) not excluded from Stark Law restrictions under applicable Regulations.

(e) The Company’s and each of the Company Subsidiaries’ billing practices are in compliance in all material respects with all Laws and, where applicable, in compliance with all contracts with insurance companies, health maintenance organizations and other managed care and third-party payors. Neither the Company nor any Company Subsidiary, and, to the Knowledge of the Company, none of the predecessors of the Company or any Company Subsidiaries, in respect of any dialysis or other business to which the Company or any Company Subsidiary succeeded, and, to the Knowledge of the Company, no Person providing professional, billing, management or marketing services to or on behalf of the Company or any Company Subsidiary, has engaged in any activities that are prohibited under 42 U.S.C. Section 1320a-7b, 42 U.S.C. Section 1320a-7, 42 U.S.C. Section 1395nn or 31 U.S.C. Section 3729-3733, inclusive of the federal False Claims Act (or any other federal or state statute related to false or fraudulent claims) or the Regulations promulgated under such statutes including the following: (i) making or causing to be made a false statement or representation of a fact in any application for any benefit or payment from any federal or state health care program, including Medicare and Medicaid, (ii) making or causing to be made any false statement or representation of a fact for use in determining rights to any benefit or payment from any federal or state health care program, including Medicare and Medicaid, (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, and (iv) soliciting, offering, paying or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (A) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any federal or state health care program, including Medicare and Medicaid, or (B) in return for purchasing, leasing or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by any federal or state health care program, including Medicare and Medicaid.

(f) (i) None of the Company, any Company Subsidiary or, to the Knowledge of the Company, any of their respective predecessors in respect of any dialysis or other business to which any of the Company and the Company Subsidiaries have succeeded, has engaged in activities that are prohibited under the applicable administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996, including the criminal provisions thereunder related to federal health care offenses, or any Regulations promulgated thereunder (collectively, “HIPAA”), and (ii) the Company and the Company Subsidiaries have complied in all material respects with HIPAA, including applicable HIPAA administrative simplification provisions and the standards and regulations regarding privacy, security and transaction and code set standards, as well as applicable state Laws and Regulations respecting privacy and data security. Except as set forth in Section 3.13(f) of the Company Disclosure Letter, there are no current and since December 31, 2006 there have not been, any breaches of HIPAA, or the Regulations promulgated thereunder, including any breach of the privacy standards or an unauthorized disclosure of protected health information, and no notifications or reports have been issued by or required to be filed by the Company or any Company Subsidiary to patients of the Centers or with any Governmental Entity with respect to a breach of HIPAA or applicable state Laws and Regulations respecting privacy and security.

(g) The Company currently maintains in respect of the operations of the Company and each Company Subsidiary a compliance program designed to promote compliance with applicable Laws and ethical standards (including those Laws described in Section 3.13(d) and (e) hereof and Laws requiring written identity theft prevention programs (e.g., the FTC “Red Flag” rules)), to improve the quality and performance of operations, and to detect, prevent, and address violations of legal or ethical standards applicable to the operations of its business (the “Compliance Program”). To the Company’s Knowledge, the Compliance Program incorporates any applicable guideline issued by the U.S. Department of Health and Human Services and other federal and state agencies. The Company has conducted its operations in accordance with all material requirements of its Compliance Program. The Company has not received any notice that (i) any Person providing services under the Contracts, including the Physician Contracts, or (ii) any employee or contractor, in either case of clause (i) or (ii), has been charged with, or has been convicted of, a criminal offense related to the Medicare, Medicaid or TRICARE programs, or the provision of health care items or services but has not yet been excluded, debarred or otherwise declared ineligible to participate in such programs or is proposed for exclusion therefrom. The Company is not in the process of preparing and has not previously submitted or filed any voluntary disclosure report to any Governmental Entity, including with the U.S. Department of Health and Human Service’s Office of Inspector General pursuant to its provider self-disclosure protocol.

(h) Prior to the date hereof, the Company has delivered to Parent true, correct and complete copies of Compliance Certificates executed by the persons set forth in Section 3.13(h)(ii) of the Company Disclosure Letter.

Section 3.14  Legal Proceedings.  Except as disclosed in Section 3.14 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is a party to, and there are no pending or, to the Knowledge of the Company, threatened, Proceedings of any nature against the Company or any of the Company Subsidiaries or to which any of their assets are subject. There is no Order or settlement agreement imposed upon the Company, any of the Company Subsidiaries or the assets of the Company or any of the Company Subsidiaries (or that, upon consummation of the Offer or the Merger, would apply to Parent or any of its Subsidiaries).

Section 3.15  Employee Benefit Plans.

(a) Section 3.15(a)(i) of the Company Disclosure Letter lists all Company Benefit Plans. With respect to each Company Benefit Plan, the Company has made available to Parent true, correct and complete copies of (where applicable) (i) any and all plan documents (including trust agreements), summary plan descriptions, summaries of material modifications, amendments and resolutions related to such Company Benefit Plan, (ii) the three most recent audited financial statements and actuarial valuation reports, if any, (iii) the three most recent IRS Form 5500 Annual Reports, if any, (iv) the most recent IRS determination letters or opinion letters, if any, and all material communications to or from the IRS or any other Governmental Entity, and (vi) any and all insurance Contracts and other Contracts related to such Company Benefit Plan. Except as set forth in Section 3.15(a)(ii) of the Company Disclosure Letter, there are no restrictions on the ability of the Company or Parent or Merger Sub to amend or terminate any Company Benefit Plan.

(b) There has been no non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) with respect to any Company Benefit Plan.

(c) Each Company Benefit Plan has been maintained and administered in compliance with its terms and the provisions of applicable Laws. All equity compensation awards issued by the Company have been made, accounted for, reported and disclosed in accordance with applicable Law, accounting rules and stock exchange requirements. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified.

(d) No Company Benefit Plan is an “employee benefit pension plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, and neither the Company nor any of its ERISA Affiliates has ever incurred any liability under Title IV of ERISA, and no condition exists that presents a material risk to the Company or any of its ERISA Affiliates of incurring any liability under such Title. No Company Benefit Plan is subject to Sections 302, 303, 304, or 305 of ERISA or Sections 412, 430, 431 or 432 of the Code. None of the Company or any of its ERISA Affiliates has incurred any liability under such Sections, and no condition exists that presents a material risk to the Company or any of its ERISA Affiliates of incurring a liability under such Sections. No Company Benefit Plan is a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) or a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), and none of the Company or any of its ERISA Affiliates has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any multiemployer plan or multiple employer welfare arrangement.

(e) There are no pending or, to the Knowledge of the Company, threatened claims (other than routine claims for benefits), and no pending or, to the Knowledge of the Company, threatened Proceedings against any Company Benefit Plan, or against the assets of any Company Benefit Plan, and, to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such claims or Proceedings.

(f) No Company Benefit Plan subject to Title I or ERISA holds any “employer security” or “employer real property” (each as defined in Section 407(d) of ERISA).

(g) Each compensation arrangement between the Company and a service provider and each Company Benefit Plan that is subject to Section 409A of the Code complies with Section 409A of the Code (and has so complied for the entire period during which Section 409A of the Code has applied to such arrangement or Company Benefit Plan). None of the transactions contemplated by this Agreement will constitute or result in a deferral of compensation subject to Section 409A of the Code.

(h) Except as set forth on Section 3.15(h) of the Company Disclosure Letter, neither the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event) will (i) entitle any Employee or former Employee, director or officer of the Company or any of the Company Subsidiaries to severance pay, unemployment compensation or any other payment or benefit, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, any Employee or former Employee, director or officer of the Company or any of the Company Subsidiaries, or (iii) require the Company to place in trust or otherwise set aside any amounts in respect of severance pay or any other payment or benefit.

(i) Except as set forth in Section 3.15(i) of the Company Disclosure Letter, since December 31, 2004, all payments, awards, grants or bonuses made or other property provided pursuant to any Company Benefit Plan, Contract or arrangement (written or otherwise) have been, or will be, fully deductible notwithstanding Sections 162(m) and 280G of the Code.

(j) Each Company Benefit Plan that is a “group health plan” (within the meaning of Section 5000(b)(1) of the Code) has been operated in compliance in all material respects with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA Coverage”) or similar state Law, Section 4980D of the Code and Sections 701 through 707 of ERISA, Title XXII of the U.S. Public Health Service Act and the provisions of the U.S. Social Security Act, to the extent such requirements are applicable. No Company Benefit Plan obligates the Company to provide benefits (whether or not insured) to any Employee or former Employee, consultant or other service provider of or to the Company following such individual’s termination of employment or consultancy, other than COBRA Coverage or coverage mandated by state Law. No Company Benefit Plan is funded through a “welfare benefit fund” as defined in Section 419 of the Code.

Section 3.16  Taxes.  Except as described in Section 3.16 of the Company Disclosure Letter:

(a) The Company and each Company Subsidiary has duly and timely filed or caused to be duly and timely filed all material Tax Returns required to be filed by or with respect to them (all such Tax Returns being accurate, correct and complete in all material respects) and has paid all Taxes shown on any such Tax Returns;

(b) The Company and each Company Subsidiary has duly paid all material Taxes that have been incurred or are due or claimed to be due from any of them, other than Taxes that (i) are not yet delinquent and have been fully and adequately reserved against under GAAP, or (ii) are being contested in good faith, have not been finally determined and have been fully and adequately reserved against under GAAP;

(c) There are no material foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings or disputes pending or being conducted, or written claims asserted, for Taxes or assessments upon the Company or any Company Subsidiary for which the Company has not fully and adequately reserved against under GAAP;

(d) Except for statutory Liens for Taxes not yet delinquent, (i) there are no Liens for unpaid Taxes upon any of the assets of the Company or any Company Subsidiary, and (ii) no claim for unpaid Taxes has been made by any taxing authority that could give rise to any such Lien;

(e) Neither the Company nor any Company Subsidiary has agreed to or granted any extension or waiver of the statute of limitations period applicable to any Tax, or agreed to any extension of time with respect to a Tax assessment or deficiency, which (after giving effect to such extension or waiver) has not yet expired;

(f) No power of attorney granted by the Company or any Company Subsidiary with respect to any Tax is currently in force;

(g) Neither the Company nor any Company Subsidiary is a party to or is bound by any Tax sharing, Tax allocation or other agreement, Tax indemnification agreement or arrangement or similar written or oral agreement, arrangement, understanding or practice with respect to Taxes (other than such an agreement or arrangement exclusively between or among the Company and the Company Subsidiaries);

(h) The Company and each Company Subsidiary has complied in all material respects with all applicable Laws relating to the payment or withholding of Taxes and has, within the time and in the manner prescribed by applicable Law, withheld and paid over to the relevant Tax authority all Taxes required by applicable Law to have been withheld and paid;

(i) The Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code;

(j) Neither the Company nor any Company Subsidiary has distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed by Sections 355 or 361 of the Code;

(k) The Company and each Company Subsidiary has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Sections 6662 or 6662A of the Code. The Company has not engaged in, nor has any liability for the payment of any Tax resulting from another Person’s engagement in, any transactions described as a “reportable transaction” in Treasury Regulations Section 1.6011-4(b), including any transaction that is the same or substantially similar to a transaction which the IRS has determined to be a tax avoidance transaction or which the IRS has identified through a notice, Treasury Regulation or other form of published guidance as a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2);

(l) Neither the Company nor any Company Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, upon the consummation of the transactions contemplated by this Agreement (i) in the payment of “excess parachute payments” within the meaning of Section 280G of the Code, or (ii) in an obligation to indemnify, gross-up or otherwise compensate any Person, in whole or in part, for any excise tax under Section 4999 of the Code that is imposed on such Person or any other Person; and

(m) Neither the Company nor any Company Subsidiary (i) is or has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed an affiliated, combined, consolidated or unitary Tax Return (other than the group of which the Company was the common parent), or (ii) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

Section 3.17  Intellectual Property.

(a) The Company and the Company Subsidiaries collectively own all right, title and interest in, or have the valid right to use, all of the Company IP, free and clear of any Liens, and there are no obligations to, covenants to or restrictions from Third Parties affecting the Company’s or any Company Subsidiary’s use, enforcement, transfer or licensing of the Owned Company IP.

(b) The Owned Company IP and Licensed Company IP constitute all the Intellectual Property necessary and sufficient to conduct the businesses of the Company and the Company Subsidiaries as they are currently conducted, and as they have been conducted since December 31, 2008.

(c) The Owned Company IP and, to the Knowledge of the Company, Licensed Company IP, are valid and enforceable.

(d) Neither the Company nor any of the Company Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property of any Third Party.

(e) No Owned Company IP or Licensed Company IP is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. To the Knowledge of the Company, no Third Party has infringed, misappropriated or otherwise violated any Owned Company IP.

Section 3.18  Labor Matters.

(a) Neither the Company nor any of the Company Subsidiaries is a party to, or bound by, any collective bargaining agreement or other Contract or understanding with a labor union or labor organization. No labor organization or group of Employees of the Company or of any of the Company Subsidiaries has made a demand for recognition or certification, and there are no representation or certification Proceedings or petitions seeking a representation proceeding currently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company or any of the Company Subsidiaries.

(b) Each of the Company and the Company Subsidiaries is in compliance in all respects with all applicable Laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages and hours and occupational safety and health, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice.

(c) Since December 31, 2006, (i) there has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1998 (the “WARN Act”) in respect of the Company or any of the Company Subsidiaries, and (ii) neither the Company nor any of the Company Subsidiaries has been affected by any transactions or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local, or foreign Law or regulation which is similar to the WARN Act.

Section 3.19  Environmental Matters.

(a) To the Knowledge of the Company, the Company and the Company Subsidiaries are and have been in compliance with all Environmental Laws, and are not in default or violation of, and have not received any notices of violation with respect to, any Environmental Laws in connection with the conduct of their respective businesses or the ownership or operation of their respective businesses, assets and Real Property.

(b) The Company and the Company Subsidiaries have obtained and hold all Environmental Permits that are necessary to own, lease or operate their properties, rights and other assets and are necessary for the lawful conduct of their respective businesses under and pursuant to each, and the Company and the Company Subsidiaries are and have been in compliance with all such Environmental Permits. Such Environmental Permits are in full force and effect, and there are no Proceedings pending or, to the Knowledge of the Company, threatened that seek the revocation, cancellation, suspension or adverse modification thereof. The consummation of the Merger, in and of itself, would not cause any revocation, modification or cancellation of any such Environmental Permit.

(c) Neither the Company nor any of the Company Subsidiaries has received any notice, demand, request for information, citation, summons or order, and there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries or to which any of their assets are subject, arising out of or relating to (i) any remedial obligations under any applicable Environmental Law, (ii) violations by the Company or any of the Company Subsidiaries of any Environmental Law, (iii) personal injury or property damage claims relating to a Release of Hazardous Materials, or (iv) response, removal, or remedial costs under the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) or any similar state Law.

(d) To the Knowledge of the Company, no portion of the Real Property or any other property formerly owned, leased or operated by the Company or any of the Company Subsidiaries is part of a site listed on the National Priorities List under CERCLA or any similar ranking or listing under any state Law.

(e) To the Knowledge of the Company, all Hazardous Materials generated by the Company and any of the Company Subsidiaries have been transported, stored, treated and disposed of by carriers or treatment, storage and disposal facilities authorized or maintaining valid permits under all applicable Environmental Laws.

(f) To the Knowledge of the Company, no Person has Released any Hazardous Materials on, at, or under the Real Property or any other property formerly owned, leased or operated by the Company or any of the Company Subsidiaries.

(g) The Company and the Company Subsidiaries have not generated, manufactured, stored, transported, treated, recycled, disposed of, Released or otherwise handled in any way any Hazardous Materials on, at, under, or about the Real Property or any other property formerly owned, leased or operated by the Company or any of the Company Subsidiaries, except in compliance with Environmental Laws.

(h) Neither the Company nor any of the Company Subsidiaries is currently operating or required to be operating the Company, the Company Subsidiaries, or any of their assets under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued or entered into under any Environmental Law.

(i) The Company and the Company Subsidiaries have provided Parent and Merger Sub with copies of all environmental audits, evaluations, assessments, studies, tests or other evaluations of the Real Property or any other property formerly owned, leased or operated by the Company or any of the Company Subsidiaries that are in the possession or subject to the control of the Company, the Company Subsidiaries, or any of their consultants, agents or representatives.

Section 3.20  State Takeover Laws.  The Company Board has unanimously approved this Agreement, the Offer, the Merger and the other transactions contemplated hereby and has taken all actions necessary so that no anti-takeover statute or regulation, including any affiliate transaction or control share acquisition, in each case under the FBCA, including Sections 607.0901 and 607.0902 of the FBCA, or other applicable Laws of the State of Florida (collectively, “Takeover Statutes”) shall be applicable to the execution, delivery or performance of this Agreement, the Offer, the consummation of the Merger and the other transactions contemplated by this Agreement.

Section 3.21  Insurance.  Section 3.21 of the Company Disclosure Letter lists all insurance policies of the Company or any of the Company Subsidiaries covering the assets, business, equipment, properties, operations, Employees, officers and directors of the Company and the Company Subsidiaries (collectively, the “Insurance Policies”). All of the Insurance Policies or renewals thereof are in full force and effect. There is no material claim by the Company or any of the Company Subsidiaries pending under any of the Insurance Policies as to which the Company has been notified that coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all of the Insurance Policies have been paid, and the Company and the Company Subsidiaries are otherwise in compliance with the terms of such policies. Neither the Company nor any Company Subsidiary has received written notice of termination of, or material premium increase with respect to, any Insurance Policy. Section 3.21 of the Company Disclosure Letter identifies each material insurance claim made by the Company or any of the Company Subsidiaries since the Company Balance Sheet Date and each pending material insurance claim.

Section 3.22  Interested Party Transactions.  Except for Contracts disclosed on Section 3.22 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is a party to any transaction or agreement with any Affiliate, shareholder that beneficially owns 5% or more of the Company Common Stock, or director or officer of the Company or, to the Knowledge of the Company, any Affiliate of any such owner, officer or director. No event has occurred since December 31, 2006 that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC that has not been so reported as required by Item 404 of Regulation S-K prior to the date hereof.

Section 3.23  Compliance with the U.S. Foreign Corrupt Practices Act and Other Applicable Anti-Corruption Laws.

(a) The Company and the Company Subsidiaries have complied with the U.S. Foreign Corrupt Practices Act of 1977 and all other applicable anti-corruption Laws.

(b) Neither the Company nor any of the Company Subsidiaries nor any director, officer, agent, Employee or representative of the Company or any of the Company Subsidiaries at the direction of or on behalf of the Company or any of the Company Subsidiaries has corruptly or otherwise illegally offered or given anything of value to: (i) any official, employee or representative of a Governmental Entity, any political party or official thereof, or any candidate for political office, or (ii) any other Person, in any such case while knowing, or having reason to know, that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any official, employee or representative of a Governmental Entity, any political party or official thereof, or candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in his or her official capacity, including a decision to fail to perform his or her official function, (y) inducing such Person to use his or her influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist in obtaining or retaining business or to secure an improper business advantage, or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company or any of the Company Subsidiaries in obtaining or retaining business for, or with, or directing business to, any Person or in securing any improper advantage.

(c) There have been no false or fictitious entries made in the books or records of the Company or any of the Company Subsidiaries relating to any illegal payment or secret or unrecorded fund and neither the Company nor any of the Company Subsidiaries has established or maintained a secret or unrecorded fund.

Section 3.24  Opinion of Financial Advisor; Brokers.  The Company has received a written opinion of Dresner Investment Services, Inc. (the “Company Financial Advisor”), dated as of the date hereof, to the effect that, as of the date hereof, and based upon and subject to the factors and assumptions set forth therein, the consideration to be received by the holders of Company Common Stock in the Offer and the Merger is fair from a financial point of view to such holders. Such opinion has not been amended or rescinded. The Company has furnished to Parent copies of all Contracts to which the Company or any Company Subsidiary and the Company Financial Advisor is a party pursuant to which the Company Financial Advisor would be entitled to any payment relating to the transactions contemplated by this Agreement. Other than the Company Financial Advisor, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.25  No Discussions.  Neither the Company nor any Company Representative is engaged, directly or indirectly, in any discussions or negotiations with any other Third Party relating to any Alternative Proposal or Alternative Transaction. The Company has not, directly or indirectly, terminated or waived any rights under any confidentiality, “standstill,” non-solicitation or similar agreement with any Third Party to which the Company is or was a party or under which the Company has or had any rights.

Section 3.26  Vote Required.  If required under applicable Legal Requirements in order to permit the consummation of the Merger, the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Shareholders Meeting (the “Required Company Shareholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement, approve the Merger or consummate any of the other transactions contemplated by this Agreement.

Section 3.27  Compensation Arrangements.  On or prior to the date hereof, the Compensation Committee has (a) approved each Company Benefit Plan or other arrangement, understanding or agreement, and each amendment or supplement thereto or modification thereof, pursuant to which any payments have been or are to be made or benefits have been or are to be granted to any officer, director or employee of the Company or any of its Subsidiaries (collectively, the “Compensation Arrangements”) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, and (b) taken all other action necessary to satisfy the requirements of the nonexclusive safe harbor with respect to such Compensation Arrangements in accordance with Rule 14d-10(d)(2) under the Exchange Act (the approvals and actions referred to in clauses (a) and (b) above, the “Compensation Arrangement Approvals”); all payments made or to be made and benefits granted or to be granted pursuant to such Compensation Arrangements (i) were, or will be, paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from being performed, by such officer, director or employee, and (ii) were not, and will not, be calculated based on the number of securities tendered or to be tendered in the Offer by such director, officer or employee. The Company Board has determined that each of the members of the Compensation Committee are, and the members of the Compensation Committee are, “independent directors” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto.

Section 3.28  Company Information.  None of the information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (i) the Offer Documents or the Schedule 14D-9 will, at the date the Offer Documents or the Schedule 14D-9 are first mailed to the holders of Company Common Stock and at any time between the time the Offer Documents or the Schedule 14D-9 are mailed to the holders of Company Common Stock and the Acceptance Time (taking into account all amendments to the Offer Documents and Schedule 14D-9 filed by the Company subsequent to such mailing), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) any other document filed with any other regulatory agency in connection herewith will, at the time such document is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or any of its Subsidiaries for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 and, if applicable, for inclusion or incorporation by reference in the Proxy Statement). The Schedule 14D-9 (and, if applicable, Proxy Statement) will comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.29  Full Disclosure.  This Agreement (including the Company Disclosure Letter) does not, and will not, (a) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (b) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure letter, dated as of the date of this Agreement and delivered to the Company in connection with the execution and delivery of this Agreement (the “Parent Disclosure Letter”), which disclosure shall be subject to Section 9.12, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1  Organization and Qualification; Subsidiaries.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of their respective jurisdiction of incorporation. Since its date of incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 4.2  Authorization of Agreement; No Violation.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) Neither the execution and delivery by Parent and Merger Sub of this Agreement nor the consummation by Parent and Merger Sub of the Offer or the Merger, will (with or without notice or lapse of time, or both) (i) contravene, conflict with, or result in any violation or breach of any of the provisions of Parent’s or Merger Sub’s certificate of incorporation or bylaws, or (ii) assuming that the Parent Consents are duly obtained, (A) violate any Law or Order applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any property or asset of Parent or Merger Sub under, any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party or by which it or any of their respective properties or assets are bound, except (in the case of clause (ii) above) for such matters which would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.3  Consents and Approvals.  Except for (a) any approvals or filings required by the HSR Act, (b) compliance with the applicable requirements of the Exchange Act, the Securities Act and any other state or federal securities Laws that may be required in connection with this Agreement and the transactions contemplated by this Agreement, (c) the filing of the Articles of Merger with the Secretary of State of the State of Florida pursuant to the FBCA, (d) the consents, notices and approvals set forth in Section 4.3 of the Parent Disclosure Letter (the consents referred to in clauses (a) through (d), the “Parent Consents”) and (e) such additional consents, notices and approvals, the failure of which to make or obtain would not reasonably be expected to have a Parent Material Adverse Effect, no consents or approvals of any Governmental Entity or any Third Party are necessary in connection with (i) the execution and delivery by Parent and Merger Sub of this Agreement and (ii) the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement.

Section 4.4  Parent Information.  None of the information to be supplied by or on behalf of Parent or any of its Subsidiaries for inclusion or incorporation by reference in (a) the Offer Documents or the Schedule 14D-9 will, at the date the Offer Documents or the Schedule 14D-9 are first mailed to the holders of Company Common Stock and at any time between the time the Offer Documents or the Schedule 14D-9 are mailed to the holders of Company Common Stock and the Acceptance Time (taking into account all amendments to the Offer Documents or the Schedule 14D-9 subsequent to such mailing), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (b) any other document filed with any other regulatory agency in connection herewith will, at the time such document is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 (and, if applicable, for inclusion or incorporation by reference in the Proxy Statement). The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act.

Section 4.5  Financing.  Parent has delivered to the Company true and complete copies of (a) the commitment letter, dated as of April 13, 2010 between Parent and Royal Bank of Canada (as may be amended, amended and restated or otherwise modified or replaced in accordance with Section 6.12, the “Debt Financing Commitment”), pursuant to which Royal Bank of Canada (acting alone or through or with affiliates selected by it) has agreed to lend up to $155,000,000 in senior secured and $47,500,000 in mezzanine debt financing (any such financings under the Debt Financing Commitment being collectively referred to herein as the “Debt Financing”) and (b) the commitment letters, dated as of April 7, 2010 between Parent and SV Life Sciences Advisors, LLC, Thoma Cressey Fund VIII, L.P., Salix Ventures II, L.P., and Salix Affiliates II, L.P. (the “Sponsors”) (the “Sponsor Financing Commitment” and, collectively with the Debt Financing Commitment, the “Commitment Letters”) pursuant to which the Sponsors have agreed to provide equity financing in the amount set forth in the Sponsor Financing Commitment in connection with the Debt Financing (the “Sponsor Financing”). The Commitment Letters have not been amended or modified prior to the date of this Agreement, and the respective commitments contained in the Commitment Letters have not been withdrawn or rescinded in any respect. The Commitment Letters are in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing or the Sponsor Financing, other than as set forth in or contemplated by the Commitment Letters. The aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Debt Financing Commitment and the Sponsor Financing Commitment, together with cash on hand and other funds available to Parent and Merger Sub, will be sufficient for Merger Sub to purchase the shares of Company Common Stock pursuant to the Offer and the Merger. As of the date of this Agreement, to the knowledge of Parent, there are no facts or circumstances that create a basis for Parent to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing or the Sponsor Financing will not be available to Parent or Merger Sub at the Acceptance Time.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

Section 5.1  Conduct of Business Prior to the Effective Time.  Except as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the Board Appointment Date or the termination of this Agreement, the Company shall, and shall cause each of the Company Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice and in compliance with all applicable Legal Requirements, (b) maintain and preserve intact its business organizations and business relationships, retain the services of its officers and Employees, and maintain its rights and Permits, and (c) take no action that would reasonably be expected to adversely affect or delay the ability of the Company, Parent or Merger Sub to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

Section 5.2  Company Forbearances.  During the period from the date of this Agreement and continuing until the earlier of the Board Appointment Date or the termination of this Agreement, except as set forth in Section 5.2 of the Company Disclosure Letter or except as expressly contemplated or permitted by this Agreement, the Company shall not, and shall not permit any of the Company Subsidiaries to, without the prior written consent of Parent:

(a) cause or permit any amendment, modification, alteration or rescission of the Company Articles, the Company Bylaws or the certificate of incorporation, bylaws or other charter or organizational documents of the Company Subsidiaries;

(b) adjust, split, combine or reclassify any of its capital stock;

(c) make, declare or pay any dividend or make any other distribution (whether in cash, stock or property), or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (i) dividends or distributions by any wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary thereof, and (ii) the acceptance of shares of Company Common Stock in payment of the exercise price or withholding Taxes incurred by any holder in connection with the exercise of Company Options or the lapse of restrictions on Company Restricted Stock Units or Company Restricted Shares);

(d) grant any stock options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of the Company’s capital stock or other equity-based award with respect to shares of Company Common Stock under any of the Company Benefit Plans or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

(e) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock, securities convertible into capital stock or other securities, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue, any such shares of capital stock, convertible securities or other securities, other than the issuance of shares of Company Common Stock pursuant to the exercise of Company Options or Company Restricted Stock Units outstanding as of the date of this Agreement or the Top-Up Option;

(f) sell, transfer, pledge, lease, license, mortgage, encumber or otherwise dispose of any of its material properties or assets, or cancel, release or assign any material amount of indebtedness to any Person or any material claims held by any Person, other than pursuant to Contracts in force at the date of this Agreement;

(g) incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Third Party (other than any Company Subsidiaries) except in the ordinary course of business consistent with past practice that does not exceed, individually or in the aggregate, $200,000;

(h) (i) amend or otherwise modify, except in the ordinary course of business, or knowingly violate, in each case in any material respect, the terms of, any Material Contract, or (ii) create, renew or amend any agreement or Contract or, except as may be required by applicable Law, other binding obligation of the Company or the Company Subsidiaries containing (A) any material restriction on the ability of the Company or the Company Subsidiaries to conduct its business as it is presently being conducted, or (B) any material restriction on the ability of the Company or its affiliates to engage in any type of activity or business;

(i) make any capital expenditures, capital additions or capital improvements except for such expenditures, additions, or improvements that do not exceed $50,000 individually or $300,000 in the aggregate and are (i) in the ordinary course of business consistent with past practice or (ii) for de novo openings;

(j) except as required by existing written agreements or Company Benefit Plans existing as of the date hereof, (i) increase in any manner the compensation or benefits of any of the current or former directors, officers or employees of the Company or the Company Subsidiaries (together, the “Covered Employees”), (ii) pay any amounts to Covered Employees not required by any current plan or agreement (other than base salary in the ordinary course of business), (iii) become a party to, establish, amend, commence participation in, make any adjustment, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation (including any employee co-investment fund), severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Covered Employee (or newly hired employees), (iv) accelerate the vesting of any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans, (v) (A) hire employees in the position of director or above, or (B) terminate the employment of any employee in the position of director or clinical administrator or above (other than due to terminations for cause), or (vi) take any action which could reasonably be expected to give rise to a “good reason” (or any term of similar import) claim;

(k) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company and the Company Subsidiaries (taken as a whole);

(l) implement or adopt any material change in its Tax accounting or financial accounting methods, principles or practices, except as may be required by applicable Law, GAAP, Regulation S-X or other Regulation promulgated by the SEC;

(m) enter into any new line of business or change in any material respect its business as currently conducted;

(n) transfer ownership, or grant any license or other rights, to any Person of or in respect of any material Company IP, other than grants of non-exclusive licenses pursuant to License Agreements entered into in the ordinary course of business consistent with past practice;

(o) make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

(p) take any action to exempt any Third Party or any action taken by any Third Party from any Takeover Statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any Third Parties;

(q) commence or settle any material claim, action or proceeding;

(r) take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Offer set forth in Annex I, or the Merger as set forth in Article VII, not being satisfied;

(s) file or amend any material Tax Return, make or change any material Tax election, or settle or compromise any material Tax liability, other than as required by Law; or

(t) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or the Company Subsidiaries’ operations prior to the Acceptance Time. Prior to the Acceptance Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.3  Third Party Proposals

(a) The Company shall not (and shall not resolve or propose to), directly or indirectly, and shall cause the Company Subsidiaries and each officer, director, Employee, agent and representative of the Company and each Company Subsidiary (including any accountant, attorney, investment banker, financial advisor or other representatives of the Company) (collectively, the “Company Representatives”) to not (and to not resolve or propose to), directly or indirectly: (i) solicit, initiate, encourage, induce, facilitate (including by way of furnishing information) or take any other action to facilitate the making, submission or announcement of any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving the Company or any of the Company Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing, including any inquiries, proposals or, including the indication of any intention to propose any of the foregoing, being referred to herein as an “Alternative Proposal”), (ii) furnish any information regarding the Company or any of the Company Subsidiaries to any Person in connection with or in response to any Alternative Proposal or Alternative Transaction, (iii) conduct, engage in or participate in any discussions or negotiations regarding an Alternative Proposal or Alternative Transaction, or (iv) enter into any agreement regarding any Alternative Proposal or Alternative Transaction.

(b) Notwithstanding anything to the contrary in Section 5.3(a), prior to the Acceptance Time, Section 5.3(a) shall not prohibit the Company Board from furnishing non-public information regarding the Company or the Company Subsidiaries to, or entering into discussions or negotiations with, any Person in response to (and in connection with) an unsolicited bona fide Alternative Proposal that is submitted to the Company by such Person (and not withdrawn) if: (i) neither the Company, the Company Subsidiaries nor Company Representative shall have breached or taken any action inconsistent with any of the provisions of Section 5.3, (ii) the Company Board reasonably determines, after having taken into account the advice of the Company Financial Advisor and the Company’s outside legal counsel, that such Alternative Proposal constitutes, or is reasonably likely to result in, a Superior Proposal, (iii) the Company Board reasonably determines, after having taken into account the advice of the Company’s outside legal counsel, that such action is required in order for the Company Board to comply with its fiduciary obligations to the Company’s shareholders under applicable Law, (iv) at least two (2) Business Days prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish non-public information to, or enter into discussions or negotiations with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such Person by or on behalf of the Company, a customary “standstill” provision, and such additional customary provisions no less favorable to the Company than the provisions of the Confidentiality Agreement, and (v) prior to or concurrently with furnishing any such non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such non-public information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any action inconsistent with any of the provisions set forth in the preceding sentence taken by any Company Representative, whether or not such Company Representative is purporting to act on behalf of the Company or any Company Subsidiary, shall be deemed to constitute a breach of Section 5.3(a) by the Company.

(c) If the Company, any Company Subsidiary or any Company Representative receives an Alternative Proposal or any request for non-public information prior to the Effective Time, then the Company shall promptly (but in no event later than 24 hours after receipt of such Alternative Proposal or request) advise Parent orally and in writing of such Alternative Proposal or request. Such notice shall set forth the identity of the Third Party making or submitting the Alternative Proposal or request, the material terms and conditions thereof, and, if available, any written documentation received from or on behalf of such Third Party setting forth such terms and conditions. The Company shall keep Parent fully informed, on a current basis, of any changes in the status of, and modification to, the terms of any such Alternative Proposal or request, and provide to Parent as soon as practicable (and in any event within 24 hours) after receipt or delivery copies of all correspondence and other written material sent or provided to the Company or any of the Company Subsidiaries from any Third Party with respect thereto, and notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Alternative Proposal pursuant to Section 5.3. The Company shall also provide Parent at least 48 hours prior written notice of any meeting of the Company Board at which the Company Board is reasonably expected to consider an Alternative Proposal. The Company shall not enter into any confidentiality or other agreement that would impede its ability to comply with its obligations under this Section 5.3(c).

(d) The Company shall, and shall ensure that the Company Subsidiaries, and cause all Company Representatives to, immediately cease and cause to be terminated, and shall not authorize or permit any of the Company Representatives to continue, any and all existing activities, encouragement, discussions or negotiations with any Third Party with respect to any of the foregoing, and shall (i) immediately direct all Third Parties who have been furnished confidential information regarding the Company or the Company Subsidiaries in consideration of or discussions with respect to an Alternative Proposal, Alternative Transaction or equity investment to promptly return or destroy (and confirm destruction of) all such information and shall use its reasonable best efforts to enforce its remedies under the applicable Contracts with such Third Party (or such Third Party’s Representative) and (ii) prohibit any Third Party from having access to any physical or electronic data rooms relating to a possible Alternative Proposal or Alternative Transaction. The Company further agrees not to, and to cause the Company Subsidiaries not to, waive, terminate, amend, modify or release any Third Party from, or permit the waiver, termination, amendment, modification or release of, or fail to enforce the confidentiality, “standstill” or similar provisions of any agreement to which the Company or the Company Subsidiaries is or may become a party or under which the Company or any of the Company Subsidiaries has or acquires any rights. The Company shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Third Party to make an Alternative Proposal. Neither the Company nor the Company Board shall approve or take any action to render inapplicable to any Alternative Proposal or Alternative Transaction Sections 607.0901 or 607.0902 of the FBCA or any similar Takeover Statutes or any restrictive provision or any applicable anti-takeover provision in the Company Articles or the Company Bylaws.

(e) Except as permitted by Section 5.3(f) or Section 5.3(g), neither the Company Board nor any committee thereof shall (i) fail to make, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in a manner adverse to Parent or Merger Sub, the unanimous Company Board Recommendation, (ii) approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or relating to, or that is intended to, contemplates or is reasonably likely to result in, an Alternative Transaction, other than a confidentiality agreement referred to in Section 5.3(b) (an “Acquisition Agreement”) or resolve, agree or propose to take any such action, (iii) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, any Alternative Proposal or Superior Proposal, (iv) fail to recommend to the shareholders of the Company that they reject any tender offer or exchange offer for the Company Common Stock and reaffirm the unanimous Company Board Recommendation within ten (10) Business Days after the commencement of such offer (or, if earlier, prior to the Acceptance Time), (v) make any public statement inconsistent with the Company Board Recommendation, or (vi) resolve or agree to take any of the foregoing actions (any of the foregoing, an “Adverse Recommendation Change”).

(f) Notwithstanding anything to the contrary contained in Section 5.3(e), the Company Board may, at any time prior to the Acceptance Time, make an Adverse Recommendation Change and thereafter may cause the Company to terminate this Agreement in accordance with Section 8.1(h) and concurrently with such termination cause the Company to enter into a Superior Proposal Definitive Agreement in accordance and subject to compliance with the provisions of Section 8.1(h), if: (i) an unsolicited bona fide, written Alternative Proposal that did not otherwise result from a breach of the provisions of this Section 5.3 is made to the Company and is not withdrawn, (ii) the Company Board reasonably determines, after having taken into account the advice of the Company Financial Advisor, that such Alternative Proposal constitutes a Superior Proposal, (iii) the Company Board reasonably determines, after having taken into account the advice of the Company’s outside legal counsel, that in light of such Superior Proposal, an Adverse Recommendation Change is required in order for the Company Board to comply with its fiduciary obligations to the Company’s shareholders under applicable Legal Requirements, (iv) prior to effecting such Adverse Recommendation Change the Company Board shall have given Parent at least five (5) Business Days’ written notice: (A) that it has received a Superior Proposal not in violation of the provisions of this Section 5.3, (B) that it intends to make an Adverse Recommendation Change, and (C) specifying the material terms and conditions of such Superior Proposal, including the identity of the Person making such Superior Proposal (and attaching the most current and complete version of any written agreement or other document relating thereto) (it being understood and agreed that any modification thereto shall require a new five (5) Business Days’ advance written notice by the Company), (v) during any such five (5) Business Day notice period(s), if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement in such a manner that no Adverse Recommendation Change is legally required as a result of such Superior Proposal, and (vi) at the end of any such five (5) Business Day notice period, the Company Board reasonably determines that the failure to make an Adverse Recommendation Change would still constitute a breach of the fiduciary obligations of the Company Board to the Company’s shareholders under applicable Legal Requirements in light of such Superior Proposal

(taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause (v) or otherwise).

(g) Notwithstanding anything to the contrary contained in Section 5.3(e), the Company Board may, at any time prior to the Acceptance Time, make an Adverse Recommendation Change, if: (i) there shall occur or arise after the date of this Agreement a material event, material development or material change in circumstances that relates to the Company and the Company Subsidiaries (but does not relate to any Alternative Proposal) that was not known to, or reasonably foreseeable by, any of the Company or the Company Subsidiaries on or prior to the date of this Agreement (or if known, the consequences of which are not known to or reasonably foreseeable by the Company or the Company Subsidiaries as of the date hereof), which event, development or change in circumstance, or any material consequences thereof, becomes known to the Company or the Company Subsidiaries prior to the Acceptance Time (any such material event, material development or material change in circumstances unrelated to an Alternative Proposal being referred to as an “Intervening Event”), (ii) none of the Company, any Company Subsidiary or any Company Representative had knowledge, as of the date of this Agreement, that there was a reasonable possibility that such Intervening Event could occur or arise after the date of this Agreement, (iii) the Company provides Parent, at least five (5) Business Days prior to any meeting of the Company Board at which the Company Board will consider and determine whether such Intervening Event may require the Company to make an Adverse Recommendation Change pursuant to clause (i) of the definition of Adverse Recommendation Change, with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a reasonably detailed description of such Intervening Event, (iv) the Company Board reasonably determines, after having taken into account the advice of the Company’s outside legal counsel, that, in light of such Intervening Event, an Adverse Recommendation Change pursuant to clause (i) of the definition of Adverse Recommendation Change is required in order for the Company Board to comply with its fiduciary obligations to the Company’s Shareholders under applicable Legal Requirements, (v) no Adverse Recommendation Change pursuant to clause (i) of the definition of Adverse Recommendation Change has been made for five (5) Business Days after receipt by Parent of a written notice from the Company confirming that the Company Board has determined that the failure to make such an Adverse Recommendation Change in light of such Intervening Event would constitute a breach of its fiduciary obligations to the Company’s shareholders under applicable Legal Requirements, (vi) during such five (5) Business Day notice period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement in such a manner that no such Adverse Recommendation Change is legally required as a result of such Intervening Event, and (vii) at the end of such five (5) Business Day notice period, the Company Board reasonably determines that the failure to make such Adverse Recommendation Change would still constitute a breach of the fiduciary obligations of the Company Board to the Company’s Shareholders under applicable Legal Requirements in light of such Intervening Event (taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause (vi) or otherwise).

(h) Nothing contained in this Section 5.3 shall prevent the Company Board from complying with Rule 14d-9 and Rule 14e-2(a) under the Exchange Act with regard to an Alternative Proposal; provided that this Section 5.3(h) shall not be deemed to permit the Company Board to make an Adverse Recommendation Change or take any of the actions referred to in clause (ii) of Section 5.3(e) except, in each case, to the extent permitted by Section 5.3(f) and Section 5.3(g).

(i) The Company shall ensure that the Company Subsidiaries are aware of, and shall cause the Company Representatives to be aware of, the restrictions described in this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1  Shareholders Meeting.

(a) If the approval of this Agreement by the Company’s shareholders is required by applicable Legal Requirements in order to consummate the Merger, the Company shall, as promptly as practicable following the later of the Acceptance Time or the expiration of any “subsequent offering period” provided in accordance with Rule 14d-11 under the Exchange Act, acting through the Company Board, take all action necessary under all applicable Laws to call, give notice of, convene and hold a meeting of the holders of Company Common Stock to vote on the approval of this Agreement (the “Shareholders Meeting”). The Company shall ensure that all proxies solicited in connection with the Shareholders Meeting are solicited in compliance with all applicable Laws, and shall, through the Company Board, recommend to its shareholders that they give the Required Company Shareholder Vote.

(b) If the approval of this Agreement by the Company’s Shareholders is required by applicable Legal Requirements in order to consummate the Merger, Parent and Merger Sub shall cause all shares of Company Common Stock owned by Parent, Merger Sub or any other Subsidiary of Parent to be voted in favor of the approval of this Agreement and consummation of the Merger at the Shareholders Meeting.

(c) Notwithstanding anything to the contrary contained in this Agreement, if Parent, Merger Sub or any other Subsidiary of Parent shall own, by virtue of the Offer or otherwise, at least 80% (in the aggregate) of the outstanding shares of Company Common Stock, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the Acceptance Time without a meeting of the holders of Company Common Stock, in accordance with Section 607.1104 of the FBCA.

Section 6.2  Proxy Statement.  If the approval of this Agreement by the Company’s Shareholders is required by applicable Legal Requirements in order to consummate the Merger, the Company shall, as promptly as practicable following the later of the Acceptance Time and the expiration of any subsequent offering period provided in accordance with Rule 14d-11 under the Exchange Act, prepare and file with the SEC the Proxy Statement, and shall: (i) cause the Proxy Statement to comply in all material respects with the applicable requirements of the Exchange Act and with all other applicable Legal Requirements, (ii) respond promptly to any comments received from the SEC or its staff, and (iii) cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable. The Company shall give Parent a reasonable opportunity to comment on the Proxy Statement, any correspondence with the SEC or its staff (including any staff comments on the Proxy Statement) or any proposed material to be included in or with the Proxy Statement prior to transmission to the SEC or its staff and shall not, except as may be required under the Exchange Act, transmit any such document or material to which Parent reasonably objects. The Company shall respond promptly to any comments received from the SEC or its staff with respect to the Proxy Statement, and shall correct promptly any information in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect. If the solicitation of the Company’s shareholders is required, the Company shall use commercially reasonable efforts to solicit, from the holders of Company Common Stock, proxies in favor of this Agreement and the Merger. If at any time prior to the Shareholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare such an amendment or supplement and, after obtaining the consent of Parent to such amendment or supplement (which consent shall not be unreasonably withheld, conditioned or delayed), shall promptly transmit such amendment or supplement to the Company’s shareholders.

Section 6.3  Access to Information; Confidentiality.

(a) The Company shall, and shall cause the Company Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of Parent (the “Parent Representatives”) (to the extent permitted under applicable Legal Requirements) reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, Contracts, commitments and records, and, during such period, the Company shall, and shall cause the Company Subsidiaries to, make available to Parent all information concerning its business, properties and personnel as Parent may reasonably request. The Company shall, and shall cause the Company Representatives to, permit Parent’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of the Company responsible for the Company’s financial statements and the internal controls of the Company and the Company Subsidiaries to discuss such matters as Parent may reasonably deem necessary or appropriate. All information exchanged pursuant to this Section 6.3 shall be subject to the provisions of the Confidentiality Agreement. Without limiting the generality of any of the foregoing, the Company shall promptly provide Parent (upon its reasonable request and to the extent permitted under applicable Legal Requirements):

(i) copies of all material operating and financial reports prepared by the Company and the Company Subsidiaries for the Company’s senior management or for use in preparing the Company’s consolidated financial statements, including: (A) copies of the unaudited monthly consolidated balance sheets of the Company and the Company Subsidiaries and the related unaudited monthly consolidated statements of operations, statements of shareholders’ equity and statements of cash flows, and (B) copies of any forecasts, write-off reports, hiring reports and capital expenditure reports prepared for the Company’s senior management;

(ii) copies of any written materials or communications sent by or on behalf of the Company to its shareholders;

(iii) copies of any material notice, correspondence, document or other communication sent by or on behalf of any of the Company and the Company Subsidiaries to any party to any Material Contract or sent to any of the Company and the Company Subsidiaries by any party to any Material Contract (other than any communication that relates solely to routine commercial transactions between a Company and the Company Subsidiaries and the other party to any such Contract and that is of the type sent in the ordinary course of business and in accordance with past practices);

(iv) copies of any notice, report or other document filed with or sent to any Governmental Entity on behalf of any of the Company and the Company Subsidiaries in connection with the Offer or the Merger or any of the other transactions contemplated by this Agreement;

(v) copies of any material notice, report or other document received by any of the Company and the Company Subsidiaries from any Governmental Entity;

(vi) notice of any Proceeding commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of the Company Subsidiaries, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13 or Section 3.14 or that related to the consummation of the transactions contemplated by this Agreement; and

(vii) notice of any inaccuracy of any representation or warranty or breach of covenant or agreement contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Annex I not to be satisfied.

(b) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties as of December 7, 2009 (the “Confidentiality Agreement”).

(c) No investigation by the Parent or any Parent Representative shall affect the representations and warranties of the Company set forth in this Agreement.

Section 6.4  Efforts; Regulatory Approvals.

(a) Subject to the terms and subject to the conditions set forth in this Agreement (including those contained in Section 6.4(c)), each of Parent and the Company shall, and shall cause their respective Subsidiaries to, use its commercially reasonable efforts to, take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary consents or waivers from Third Parties, including the Company Consents, (ii) the obtaining of all necessary actions or no-actions, waivers, consents, authorization, Permits, Orders and approvals from, or any exemption by, any Governmental Entity and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, and (iii) the execution and delivery of any additional instruments necessary to consummate the Offer and the Merger and to fully carry out the purposes of this Agreement. The parties hereto agree that they will consult with each other with respect to the obtaining of all Permits and consents of all Third Parties and Governmental Entities, and the expiration or termination of the applicable waiting period under the HSR Act and under any other Antitrust Law necessary or advisable to consummate the transactions contemplated by this Agreement. Each of Parent and the Company shall use its commercially reasonable efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement, the Offer and the Merger or the other transactions contemplated by this Agreement, and the Company shall keep Parent apprised of the status of matters relating to completion of the transactions contemplated hereby.

(b) Subject to applicable Law relating to the exchange of information, each of Parent, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.4(a) to obtain all requisite actions, no-actions, waivers, consents, authorizations, Permits, Orders, approvals, exemptions, and expirations or terminations of applicable waiting periods for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party and its counsel informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement, and (iii) permit the other party and its counsel to review in advance any written communication intended to be given by it to, and consult with each other in advance of any meeting, discussion, telephone call or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent not prohibited by the FTC, the DOJ or other Governmental Entity or other Person, give the other party and its counsel the opportunity to attend and participate in such meeting, discussion, telephone call and conference. In exercising the foregoing rights, each of the parties hereto shall act reasonably and as promptly as practicable. Neither Parent nor the Company shall commit to or agree with any Governmental Entity to stay, hold or extend any applicable working period under the HSR Act or other Antitrust Law without the prior written consent of the other. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.4(b) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express written permission is obtained in advance from the source of the materials (Parent or the Company as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 6.4(b), materials provided to the other party or its outside counsel may be redacted to remove references concerning the valuation of the Company Common Stock or the business of the Company and the Company Subsidiaries. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all Laws, Orders and judicial doctrines that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c) Without limiting the generality of the undertakings pursuant to this Section 6.4, the parties hereto shall (i) provide or cause to be provided as promptly as practicable to Governmental Entities with regulatory jurisdiction over enforcement of any Antitrust Laws (each such Governmental Entity, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional consents and filings under any Antitrust Laws as promptly as practicable following the date of this Agreement (but in no event more than fifteen (15) Business Days from the date hereof except by mutual consent confirmed in writing) and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act and any additional consents and filings under any Antitrust Laws, (ii) use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of consummation of the transactions contemplated by this Agreement by any Governmental Entity, and (iii) use their commercially reasonable efforts to contest on the merits, through litigation in United States District Court and through administrative procedures in relation to other Governmental Entities, any objections or opposition raised by any Governmental Entity; provided, however, that nothing in this Section 6.4(c) shall require Parent to appeal any Order from a Governmental Entity.

(d) Except as otherwise provided in Section 6.4(b) with respect to Antitrust Counsel Only Material, Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors, officers, employees and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice, application or other document made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated by this Agreement.

(e) Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated by this Agreement.

(f) Each of the Company, Parent and Merger Sub shall give (or shall cause their respective Subsidiaries to give) any notices to Third Parties, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any Third-Party consents, including the Company Consents. Without limiting the generality of the foregoing, the Company shall give Parent the opportunity to participate in the defense of any Proceeding against the Company and its directors relating to the transactions contemplated by this Agreement and will obtain the prior written consent of Parent prior to settling or satisfying any such Proceeding.

(g) Notwithstanding anything in this Agreement to the contrary, in connection with the receipt of any necessary governmental approvals or clearances (including under any Antitrust Law), Parent shall not be required to sell, hold separate or otherwise dispose of or conduct its business in a specified manner, or permit the sale, holding separate or other disposition of, any assets or business of Parent, the Company or any of their respective Subsidiaries or the conduct of their business in a specified manner prior to or following the Closing Date.

Section 6.5  Public Disclosure.  Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement regarding the terms of this Agreement or any of the transactions contemplated by this Agreement, and neither shall issue any such press release or make any such statement without the prior approval of the other (which approval shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public statement or disclosure shall consult with the other party about, and allow the other party reasonable time to comment on, such press release or announcement in advance of such disclosure, and the party will consider such comments in good faith; provided, however, that any subsequent public statement or disclosure that is consistent with a public statement or disclosure previously approved by the other party shall not require a further prior approval of such other party.

Section 6.6  Cooperation.  Upon the terms and subject to the conditions herein provided, except as otherwise provided in this Agreement (including Section 6.4), each of the parties agrees to use its commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including: (a) the satisfaction of the conditions precedent to the obligations of the Company (in the case of Parent) or Parent and Merger Sub (in the case of the Company) to the Offer and the Merger, (b) the obtaining of applicable consents, waivers or approvals of any Third Party required under the terms of Material Contracts, (c) the defending of any proceeding challenging this Agreement or the performance of the obligations hereunder, and (d) the execution and delivery of such instruments, and the taking of such other actions, as any other party may reasonably request in order to carry out this Agreement.

Section 6.7  Employee Matters.

(a) From the Effective Time through at least December 31, 2010, Parent shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are actively employed by the Company and the Company Subsidiaries on the Closing Date (the “Closing Date Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities (other than equity-based compensation) that were provided to such Closing Date Employees immediately prior to the Effective Time.

(b) To the extent that a Closing Date Employee becomes eligible to participate in an employee benefit plan maintained by Parent or any of its Subsidiaries, Parent shall (i) cause such employee benefit plan to recognize the service of such Closing Date Employee with the Company or the Company Subsidiaries (or their predecessor entities) for purposes of eligibility, participation, vesting, and benefit accrual under such employee benefit plan of Parent or any of its Subsidiaries (excluding the Company Stock Plans which shall be terminated by the Company without liability to Parent or the Company contemporaneously with the Effective Time), to the same extent such service was recognized immediately prior to the Effective Time under a comparable Company Benefit Plan in which such Closing Date Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Closing Date Employee with respect to the same period of service, and (ii) with respect to any health, dental, vision or other welfare plan of Parent or any of its Subsidiaries (other than the Company and the Company Subsidiaries) in which any Closing Date Employee is eligible to participate for the plan year in which such Closing Date Employee is first eligible to participate, use its reasonable best efforts (subject to applicable plan limitations) to (x) cause any pre-existing condition limitations or eligibility waiting periods under such Parent or Subsidiary plan to be waived with respect to such Closing Date Employee, to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Closing Date Employee participated immediately prior to the Effective Time, and (y) recognize any health, dental or vision expenses incurred by such Closing Date Employee in the year that includes the Closing Date (or, if later, the year in which such Closing Date Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Parent or any of its Subsidiaries. Neither Parent nor Merger Sub shall take any action to deny COBRA benefits to any Closing Date Employee who is otherwise eligible for such benefits.

(c) The Company shall take all actions that may be requested by Parent in writing prior to the Acceptance Time with respect to (i) causing one or more Company Benefit Plans or arrangements with any payroll, benefits or human resources services provider to the Company to terminate or be amended as of the Closing Date, (ii) causing benefit accrual or entitlement under any Company Benefit Plan to cease as of the Closing Date, (iii) causing the continuation on and after the Closing Date of any insurance policy or arrangement relating to any Company Benefit Plan, and (iv) facilitating the merger of any Company Benefit Plan into any employee benefit plan maintained by Parent or any of its Subsidiaries.

(d) Nothing in this Section 6.7 shall be construed to limit the right of Parent or any of its Subsidiaries (including, following the Closing Date, the Company and the Company Subsidiaries) to amend or terminate any Company Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.7 be construed to prohibit the Parent or any of its Subsidiaries (including, following the Closing Date, the Company and the Company Subsidiaries) from terminating the employment of any particular Closing Date Employee following the Closing Date.

(e) Without limiting the generality of Section 9.9, the provisions of this Section 6.7 are solely for the benefit of the parties to this Agreement, and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Company Benefit Plan or other employee benefit plan for any purpose.

Section 6.8  Indemnification of Directors and Officers.

(a) For six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, if any; provided that in satisfying its obligation under this Section 6.8(a), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 225% of the annual premium payable by the Company for such policy (the “Current Premium”), which amount is set forth in Section 6.8(a) of the Company Disclosure Letter, and if such premiums for such insurance would at any time exceed 225% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s judgment, provide the maximum coverage available at an annual premium equal to 225% of the Current Premium.

The Company shall be permitted to purchase a prepaid “tail” or runoff policy under the Company’s officers’ and directors’ liability insurance policy prior to the Closing; provided that the cost of such “tail” or runoff policy does not exceed 225% of the Current Premium, which policy may provide such directors and officers with coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, in respect of the transactions contemplated by this Agreement, provided that the amount paid for such prepaid policy does not exceed 225% of the Current Premium. The provisions of the first sentence of this Section 6.8(a) shall be deemed to have been satisfied if a prepaid “tail” or runoff policy has been obtained prior to the Effective Time. If such a prepaid “tail” or runoff policy has been obtained prior to the Effective Time, the Surviving Corporation shall maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(b) From and after the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company and the Company Subsidiaries pursuant to: (i) each indemnification agreement in effect between the Company or any of the Company Subsidiaries and any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of the Company Subsidiaries (the “Indemnified Parties”), and (ii) any indemnification provision and any exculpation provision set forth in the Company Articles or the Company Bylaws as in effect on the date of this Agreement. From the Effective Time through the sixth anniversary of the Effective Time, the certificate of incorporation and the bylaws of the Surviving Corporation shall contain, and Parent shall cause the certificate of incorporation and the bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and the Company Subsidiaries than are presently set forth in the Company Articles and the Company Bylaws and such provisions shall not be amended, repealed, or otherwise modified in any manner that could adversely affect the rights thereunder of any person benefited by such provisions. If, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Party delivers to the Company, the Surviving Corporation or Parent, as applicable, a written notice asserting a claim for indemnification under any of the provisions set forth in clauses (i) or (ii) above, then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved.

(c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.8.

Section 6.9  Section 16 Matters.  Prior to the Acceptance Time, the Company may approve, in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and in accordance with the Interpretative Letter dated January 12, 1999 issued by the SEC relating to Rule 16b-3, any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company.

Section 6.10  Shareholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company or its officers or directors relating to any of the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent.

Section 6.11  State Takeover Laws.  If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover statute becomes or is deemed to be applicable to the Company, Parent, or Merger Sub, with respect to the Offer, the Merger, the Support Agreements or any other transaction contemplated by this Agreement (other than any Alternative Transaction), then each of the Company, Parent, Merger Sub, and their respective board of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such statute inapplicable to the foregoing. The Company and the Company Board shall not take any action to approve any

Alternative Proposal made by a Third Party for purposes of any state anti-takeover Law or to cause any state anti-takeover Law that would otherwise apply to any such Alternative Proposal to become inapplicable thereto.

Section 6.12  Financing.

(a) Parent and Merger Sub shall use their reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Debt Financing Commitment, including using their reasonable best efforts to (i) negotiate definitive agreements with respect thereto and (ii) to satisfy on a timely basis all conditions applicable to Parent in such definitive agreements that are within its control. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitment, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on comparable terms or terms not materially less favorable (as determined in the reasonable judgment of Parent) as promptly as practicable following the occurrence of such event. In connection with its obligations under this Section 6.12, Parent shall be permitted to amend, modify or replace the Debt Financing Commitment, provided that Parent shall not make, agree to or allow any modification to or replacement of the conditions precedent to the funding set forth in the Debt Financing Commitment in a manner more favorable to the parties providing the Debt Financing without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). Parent shall give the Company prompt notice of any material breach by any party of the Debt Financing Commitment of which Parent becomes aware or any termination of the Debt Financing Commitment. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing.

(b) The Company agrees to provide, and shall cause its Subsidiaries and its and their respective officers, employees, Company Representatives and advisors, including legal and accounting advisors, to provide, all reasonable assistance and cooperation (including with respect to timeliness) in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent, including (i) participation in meetings, presentations (including management presentations), drafting sessions and due diligence sessions, (ii) no later than the Offer Commencement Date, furnishing Parent and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including projections, pro forma statements, all financial statements and other financial data and other pertinent information of the type required by Regulation S-X and Regulation S-K under the Securities Act, (iii) assisting in the preparation of (A) an offering document and other customary marketing materials for any of the Debt Financing and (B) materials for rating agency presentations, (iv) reasonably cooperating with the consummation of the Debt Financing and the syndication and marketing efforts for any of the Debt Financing, including obtaining any rating agency confirmations or approvals for the Debt Financing, (v) providing and executing documents as may be reasonably requested by Parent, including a certificate of the chief financial officer of the Company or any Company Subsidiary with respect to solvency matters, and consents of accountants for use of their reports in any materials relating to the Debt Financing, (vi) reasonably facilitating the pledging of collateral, (vii) using commercially reasonable efforts to obtain accountants’ comfort letters, legal opinions, surveys and title insurance, as reasonably requested by Parent, and (viii) taking all actions reasonably necessary for the Company or any Subsidiary to become the borrower or a guarantor under the Debt Financing prior to or simultaneously with the Closing; provided, however, in each case, that none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing prior to the Effective Time; and provided further, that Parent shall reimburse the Company for reasonable and documented out-of-pocket expenses incurred in connection with such assistance and cooperation.

(c) All non-public or otherwise confidential information regarding the Company obtained by Parent or the Parent Representatives pursuant to Section 6.12(b) shall be kept confidential in accordance with the Confidentiality Agreement; provided, however, that Parent and Merger Sub and its Representatives shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Debt Financing upon the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.13  Notification.

(a) From and after the date hereof until the Closing Date, each party hereto will promptly notify the other party hereto of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any condition to the Offer and the Merger and the other transactions contemplated by this Agreement not to be satisfied, and (ii) the failure of such party to comply with any covenant or agreement to be complied with by it pursuant to this Agreement which would be likely to result in any condition to the Offer and the Merger and the other transactions contemplated by this Agreement not to be satisfied. No delivery of any notice pursuant to this Section 6.13(a) will cure any breach of any representation or warranty of such party contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice. Without limiting the foregoing, the Company and Parent shall promptly advise each other of any change or event having a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable.

(b) From the date of this Agreement through the Closing Date, the Company will provide to Parent copies of all surveys, reports or deficiency notices concerning the Centers by the Medicare program, any state survey agency, and the applicable state Medicaid programs for the period commencing on the date hereof through the Closing Date.

Section 6.14  Resignation of Directors and Officers.  To the extent requested by Parent in writing prior to the Closing Date, the Company shall use its reasonable best efforts to obtain and deliver to Parent at the Closing, to be effective as of the Closing, duly signed resignations of each officer and director of the Company designated by Parent.

Section 6.15  NASDAQ Compliance; Delisting.  From the date of this Agreement and continuing until the earlier of the Board Appointment Date or the termination of this Agreement, the Company (a) shall remain in compliance with all applicable listing and corporate governance rules and regulations of NASDAQ, and (b) agrees not to take or permit to be taken on its behalf any action which would result in the shares of Company Common Stock no longer being listed on NASDAQ. From the Acceptance Time to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law (including the Regulations of NASDAQ) to enable the delisting by the Surviving Corporation of the Company Common Stock from NASDAQ and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.16  Payment of Company Expenses Upon Acceptance Time.  Promptly following the Acceptance Time, but in any event within three (3) Business Days of the Acceptance Time, Parent will cause the Company to pay all fees, costs and expenses incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement (including the fees, costs and expenses of its advisers, brokers, finders, agents, accountants, bankers and legal counsel and the transaction expenses set forth in Section 6.16 of the Company Disclosure Letter in accordance with the provisions set forth thereon).

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1  Conditions to Obligation of Each Party to Effect the Merger.  The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Shareholder Approval.  If required by applicable Legal Requirements in order to consummate the Merger, this Agreement shall have been duly approved by the Required Company Shareholder Vote;

(b) No Injunctions or Restraints; Illegality.  No temporary restraining Order, preliminary or permanent injunction, other Order issued by any Court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger substantially on the terms contemplated by this Agreement shall be in effect; nor shall there be any Law enacted, entered, or enforced which makes illegal, prevents or otherwise prohibits the consummation of any of the transactions contemplated by this Agreement, including the Merger; and

(c) Consummation of Offer.  Merger Sub shall have accepted for payment and paid for shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer.

ARTICLE VIII

TERMINATION

Section 8.1  Termination.  This Agreement may be terminated and the Offer and the Merger may be abandoned;

(a) by mutual written consent of Parent, Merger Sub and the Company, at any time prior to the Effective Time, in a written instrument authorized by their respective boards of directors (notwithstanding receipt of the Required Company Shareholder Vote);

(b) by either Parent and Merger Sub or the Company, at any time prior to the Effective Time (notwithstanding receipt of the Required Company Shareholder Vote), if any Governmental Entity shall have issued a final and non-appealable Order, decree or ruling or takes any other action having the effect of (i) permanently enjoining, restraining or otherwise prohibiting (A) the acquisition or acceptance for payment of, or payment for, the shares of Company Common Stock pursuant to the Offer, or (B) the consummation of the Merger, or (ii) making the acquisition or acceptance for payment of, or payment for, the shares of Company Common Stock pursuant to the Offer or the consummation of the Merger, illegal; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the issuance of such Order, decree or ruling or the taking of such action is attributable to the failure of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Effective Time;

(c) by either Parent and Merger Sub or the Company, if the Acceptance Time shall not have occurred on or prior to 11:59 p.m., Dallas, Texas time on January 31, 2011 (the “Outside Date”), provided, however, that: (i) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if: (A) the failure of the Acceptance Time to occur on or prior to the Outside Date is attributable to the failure of an Offer Condition to be satisfied, and (B) the failure of such Offer Condition to be satisfied is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Acceptance Time, and (ii) the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) unless the Company shall have made any payment required to be made to Parent pursuant to Section 8.3(a);

(d) by the Company at any time prior to the Acceptance Time if: (i) any of Parent’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded) and such inaccuracy has a Parent Material Adverse Effect, or (ii) Parent shall have failed to perform any of its covenants or agreements contained in this Agreement and such failure constitutes a Parent Material Adverse Effect; provided; however; that if: (A) any inaccuracy of any of Parent’s representations or warranties as of a date subsequent to the date of this Agreement or failure to perform Parent’s covenants or agreements is curable by Parent prior to the earlier of the Outside Date or thirty (30) days after the date on which Parent is notified by the Company in writing of such breach or failure to perform, and (B) Parent is continuing to exercise commercially reasonable efforts to cure such inaccuracy or failure to perform, then the Company may not terminate this Agreement under this Section 8.1(d) on account of such inaccuracy or failure to perform: (1) during such thirty (30) day (or shorter) period, or (2) after such thirty (30) day period, if such inaccuracy or failure to perform shall have been fully cured; provided, further, however; that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(e) by Parent and Merger Sub at any time prior to the Acceptance Time if: (i) any of the Company’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in clause (a) of Annex I would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date any update of or modification to the Company Disclosure Letter made or purported to have been made on or after the date of this Agreement shall be disregarded), or (ii) the Company shall have failed to perform any of its covenants or agreements contained in this Agreement, such that the condition set forth in clause (b) of Annex I would not be satisfied; provided; however; that if: (A) any inaccuracy of any of the Company’s representations or warranties as of a date subsequent to the date of this Agreement or failure to perform the Company’s covenants or agreements is curable by the Company prior to the earlier of the Outside Date or thirty (30) days after the date on which the Company is notified by Parent in writing of such breach or failure to perform, and (B) the Company is continuing to exercise commercially reasonable efforts to cure such inaccuracy or failure to perform, then Parent and Merger Sub may not terminate this Agreement under this Section 8.1(e) on account of such inaccuracy or failure to perform: (1) during such thirty (30) day (or shorter) period, or (2) after such thirty (30) day period, if such inaccuracy or failure to perform shall have been fully cured; provided, further, however; that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if Parent is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(f) by either Parent and Merger Sub or the Company at any time prior to the Acceptance Time if the Offer shall have expired or shall have been terminated in accordance with the terms of this Agreement (including Annex I) without Merger Sub having accepted shares of Company Common Stock pursuant to the Offer; provided, however, that: (i) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(f) if: (A) the failure of Merger Sub to accept shares of Company Common Stock for payment pursuant to the Offer is attributable to the failure of an Offer Condition to be satisfied, and (B) the failure of such Offer Condition to be satisfied is attributable to a failure, on the part of the party seeking to terminate this Agreement, to perform any covenant in this Agreement required to be performed by such party at or prior to the Acceptance Time, and (ii) the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(f) unless the Company shall have made any payment required to be made to Parent pursuant to Section 8.3(a);

(g) by Parent and Merger Sub at any time prior to the Acceptance Time, if (i) a Company Triggering Event shall have occurred, (ii) a Company Material Adverse Effect shall have occurred, or (iii) any event shall have occurred or circumstance shall have arisen that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Company Material Adverse Effect;

(h) by the Company at any time prior to the Acceptance Time in order to accept a Superior Proposal and enter into a Superior Proposal Definitive Agreement, if (i) the Company and the Company Board shall have satisfied all of the notice, negotiation and other requirements set forth in Section 5.3 and the negotiation period(s) described therein shall have expired, (ii) the Company shall have made the payment required to be made to Parent pursuant to Section 8.3(a) and shall have paid to Parent the fee required to be paid to Parent pursuant to Section 8.3(c), and (iii) concurrently with such termination, the Company enters into the Superior Proposal Definitive Agreement upon termination of this Agreement pursuant to this Section 8.1(h); and

(i) by the Company after the Designated Date if: (i) the Acceptance Time shall not have occurred on or prior to the Designated Date, (ii) at the applicable Expiration Date following the Designated Date and at the time of termination of this Agreement, each of the conditions set forth in Annex I (other than the condition set forth in clause (m) of Annex I) shall have been satisfied or shall have been waived, and (iii) at the applicable Expiration Date following the Designated Date and at the time of termination of this Agreement, there exists an uncured Financing Failure that resulted in the Acceptance Time not occurring on or prior to the Designated Date.

The party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give notice of such termination to the other party or parties.

Section 8.2  Effect of Termination.  In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall become void and of no effect without liability of any party (or any equity holder, director, officer, employee, agent, consultant or Representative of such party) to each party hereto; provided, however, that (a) the provisions of Section 6.3(b); this Section 8.2; Section 8.3 and Article IX shall remain in full force and effect and survive any termination of this Agreement, and (b) nothing herein shall relieve any party hereto from any liability for damages resulting from any fraud or (subject to the provisions of Section 8.3(f)) willful and material breach of this Agreement.

Section 8.3  Expenses and Termination Fees.

(a) Subject to subsections (b), (c) and (f) of this Section 8.3, whether or not the Offer or the Merger is consummated, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement (including the fees, costs and expenses of its advisers, brokers, finders, agents, accountants, bankers and legal counsel) shall be paid by the party incurring such expense; provided, however, that Parent shall pay the filing fee for the premerger notification relating to the transactions contemplated by this Agreement under the HSR Act; and, provided further,

(i) that the Company and Parent shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with: (A) the filing, printing and mailing of the Offer Documents, Schedule 14D-9 and the Proxy Statement and any amendments or supplements thereto, and (B) the retention of any information agent, depositary or other service provider in connection with the Offer; and

(ii) in the event that this Agreement is terminated: (A)(1) by Parent pursuant to Section 8.1(e), and (2) at or prior to the time of such termination an Alternative Proposal shall have been disclosed, announced, commenced, submitted or made, or (B) by Parent pursuant to Section 8.1(g)(i) or by the Company pursuant to Section 8.1(h), then (without limiting any obligation of the Company to pay any fee payable pursuant to Section 8.3(b) or Section 8.3(c)), in each of clause (A) and (B) of this sentence, the Company shall make a non-refundable cash payment to Parent, at the time specified in the next sentence, in an amount equal to the aggregate amount of all fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Parent in connection with the preparation and negotiation of this Agreement, the Support Agreements, the Debt Financing Commitment, the Sponsor Financing Commitment and otherwise in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement and the Support Agreements, subject to a maximum amount of $2,000,000 (it being understood, however, that Parent’s other remedies, if any, shall not be affected by any payments under this Section 8.3). In the case of termination of this Agreement by the Company pursuant to Section 8.1(h), any non-refundable payment required to be made pursuant to this clause (ii) of this Section 8.3(a) shall be made by the Company prior to or at the time of such termination; and in the case of termination of this Agreement by Parent pursuant to Section 8.1(e) or Section 8.1(g)(i), any non-refundable payment required to be made pursuant to this clause (ii) of this Section 8.1(a) shall be made by the Company within three (3) Business Days.

(b) If this Agreement is terminated by Parent pursuant to Section 8.1(e) and: (i) at or prior to the time of such termination an Alternative Proposal shall have been disclosed, announced, commenced, submitted or made, and (ii) within 12 months after the date of any such termination, an Alternative Transaction (whether or not relating to such Alternative Proposal) is consummated or a definitive agreement contemplating an Alternative Transaction (whether or not relating to such Alternative Proposal) is executed, then the Company shall pay to Parent, in cash at the earlier of the time such Alternative Transaction is consummated or the time such definitive agreement is executed, a non-refundable fee in the amount of $2,500,000.

(c) If this Agreement is terminated by Parent pursuant to Section 8.1(g)(i) or by the Company pursuant to Section 8.1(h), then the Company shall pay to Parent, in cash at the time specified in the next sentence (in addition to the amounts payable pursuant to Section 8.3(a)), a non-refundable fee in the amount of $2,500,000. In the case of termination of this Agreement by Parent pursuant to Section 8.1(g)(i), the fee referred to in the preceding sentence shall be paid by the Company within two (2) Business Days after such termination; and in the case of termination of this Agreement by the Company pursuant to Section 8.1(h), the fee referred to in the preceding sentence shall be paid by the Company at or prior to the time of such termination.

(d) If this Agreement is terminated by Parent, Merger Sub or the Company pursuant to Section 8.1(c) or Section 8.1(f) and (i) at or prior to the time of such termination an Alternative Proposal shall have been disclosed, announced, commenced, submitted or made, and (ii) within 12 months after the date of any such termination, an Alternative Transaction (whether or not relating to such Alternative Proposal) is consummated or a definitive agreement contemplating an Alternative Transaction (whether or not relating to such Alternative Proposal) is executed, then the Company shall pay to Parent, in cash at the earlier of the time such Alternative Transaction is consummated or the time such definitive agreement is executed, a non-refundable fee in the amount of $4,500,000.

(e) Each of Parent, Merger Sub and the Company acknowledges and agrees that the agreements contained in Sections 8.3(a), (b), (c), and (d) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Sub would not enter into this Agreement.

(f) If this Agreement is terminated by the Company pursuant to Section 8.1(i), the Parent shall pay to the Company in cash, within two (2) Business Days after such termination, a non-refundable fee in the amount of $6,000,000 (the “Reverse Termination Fee”). Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated as set forth in Section 8.1(i), the Company’s right to receive the Reverse Termination Fee pursuant to this Section 8.3(f) shall be the sole and exclusive remedy of the Company and the Company Subsidiaries and their respective shareholders and Affiliates against Parent or any of its Related Persons (as defined below) for, and the Company and the Company Subsidiaries (on their own behalf and on behalf of their respective shareholders and Affiliates) shall be deemed to have waived all other remedies (including equitable remedies) with respect to, (i) any failure of the Offer or the Merger to be consummated, (ii) any breach by Parent or Merger Sub of its obligation to consummate the Offer and the Merger or any other covenant, obligation, representation, warranty or other provision set forth in this Agreement. Upon payment of the Reverse Termination Fee pursuant to this Section 8.3(f), neither Parent nor any of its Related Persons shall have any further liability or obligation (under this Agreement or otherwise) relating to or arising out of this Agreement or any of the transactions contemplated by this Agreement, and in no event shall the Company or the Company Subsidiaries (and the Company shall ensure that their respective Affiliates do not) seek to recover any money damages or losses, or seek to pursue any other recovery, judgment, damages or remedy (including any equitable remedy) of any kind, in connection with this Agreement or the transactions contemplated by this Agreement. The parties agree that the Reverse Termination Fee and the agreements contained in this Section 8.3(f) are an integral part of the Offer and the Merger and the other transactions contemplated by this Agreement and that the Reverse Termination Fee constitutes liquidated damages and not a penalty. In addition, notwithstanding anything to the contrary contained in this Agreement, regardless of whether or not this Agreement is terminated, except for Parent’s obligation to pay the Company the Reverse Termination Fee if and when such Reverse Termination Fee becomes payable by Parent to the Company pursuant to this Section 8.3(f):

(1) neither Parent nor any of Parent’s Related Parties shall have any liability for (x) any inaccuracy in any representation or warranty set forth in Section 4.5 or any inaccuracy in any other representation or warranty relating to the Debt Financing (regardless of whether such representation or warranty refers specifically to the Debt Financing), or (y) any breach of any of the Parent Financing Covenants; and

(2) in the event of any Financing Failure, neither Parent nor any of Parent’s Related Parties shall have any liability of any nature (for any breach of this Agreement or otherwise) to the Company and the Company Subsidiaries or to any shareholder or Affiliate of the Company or the Company Subsidiaries.

Without limiting the generality of the preceding sentence and notwithstanding anything to the contrary contained in this Agreement, in no event shall the Company and the Company Subsidiaries (and the Company shall ensure that the Company and the Company Subsidiaries’ Affiliates do not) seek to recover any money damages or losses, or seek to pursue any other recovery, judgment, damages or remedy (including any equitable remedy) of any kind, in connection with any inaccuracy or breach of the type referred to in the preceding sentence or in connection with any Financing Failure (except that the Company may seek to recover the Reverse Termination Fee if and when such Reverse Termination Fee becomes payable by Parent to the Company pursuant to this Section 8.3(f). For purposes of this Section 8.3(f), “Related Persons” shall include: (i) the former, current and future directors, officers, employees, agents, stockholders, Parent Representatives, Subsidiaries, Affiliates and assignees of Parent, and (ii) any former, current or future director, officer, Affiliate or assignee of any Person described in the immediately preceding clause (i).

(g) If Parent or the Company fails to pay when due any amount payable pursuant to this Section 8.3, then: (i) such party shall reimburse the other party for all fees, costs and expenses (including legal fees, costs and expenses) incurred in connection with any action taken to collect payment and the enforcement by the other party of its rights under this Section 8.3, and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the party in full) at a rate per annum equal to 300 basis points over the

“prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1  Certain Defined Terms.  As used in this Agreement, the following terms have the following meanings:

“Acceptance Time” shall mean the first time at which Merger Sub accepts any shares of Company Common Stock for payment pursuant to the Offer.

“Acquisition Agreement” has the meaning set forth in Section 5.3(e).

“Adjusted Outstanding Share Number” has the meaning set forth in Section 1.1(a).

“Adverse Action” has the meaning set forth Section 1.3(d).

“Adverse Recommendation Change” has the meaning set forth Section 5.3(e).

“Affiliate” means with respect to any Person, a Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such Person.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Proposal” shall have the meaning set forth in Section 5.3(a).

“Alternative Transaction” means any of (i) a transaction pursuant to which any Third Party, directly or indirectly, acquires or would acquire more than 10% of the outstanding shares of the Company or any of the Company Subsidiaries or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to a merger with the Company or any of the Company Subsidiaries, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving the Company or any of the Company Subsidiaries (other than the Offer and the Merger), (iii) any transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of any Company Subsidiary and securities of the entity surviving any merger or business combination including any of the Company Subsidiaries) of the Company or any of the Company Subsidiaries representing more than 10% of the fair market value of all the assets, net revenues or net income of the Company and the Company Subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving the Company or any of the Company Subsidiaries other than the transactions contemplated by this Agreement.

“Antitrust Counsel Only Material” has the meaning set forth in Section 6.4(b).

“Antitrust Law” has the meaning set forth in Section 6.4(b).

“Articles of Merger” has the meaning set forth in Section 2.2(b).

“Assets” has the meaning set forth in Section 3.10(c).

“Board Appointment Date” has the meaning set forth in Section 1.3(a).

“Book Entry Shares” has the meaning set forth in Section 2.3(b).

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the States of Texas or New York are required by Law or other Governmental Entity to be closed.

“Center” means any end-stage renal disease facility or dialysis facility owned or operated by the Company or any Company Subsidiary, but excluding any hospital-based dialysis program managed by the Company pursuant to a Contract with the operator of the applicable hospital.

“CERCLA” has the meaning set forth in Section 3.19(c).

“Certificates” has the meaning set forth in Section 2.10(a).

“Clayton Act” means the Clayton Antitrust Act of 1914, 15 U.S.C. §§ 12-27, as amended.

“Closing” has the meaning set forth in Section 2.2(a).

“Closing Date” has the meaning set forth in Section 2.2(a).

“Closing Date Employee” has the meaning set forth in Section 6.7(a).

“CMS” means the Centers for Medicare and Medicaid Services.

“COBRA” means Section 4980B of the Code and Sections 601-608 of the Code, both as amended.

“COBRA Coverage” has the meaning set forth in Section 3.15(j).

“Code” means the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder.

“Commitment Letters” has the meaning set forth in Section 4.5.

“Company” has the meaning set forth in the Preamble.

“Company Articles” means the Articles of Incorporation of the Company, as amended.

“Company Balance Sheet Date” has the meaning set forth in Section 3.8.

“Company Benefit Plan” means any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, whether or not subject to the provisions of ERISA, the Company Stock Plans and any other employment, incentive (equity-based or otherwise), consulting, bonus, stock option, severance, retention, retirement, disability, insurance, deferred compensation, change in control or other compensatory plan, contract, policy or arrangement that is sponsored, maintained, administered or contributed to or required to be contributed to, or entered into or made by the Company or any Company Subsidiary or any ERISA Affiliate with or for the benefit of, or relating to, any current or former director, employee or other independent contractor, or consultant to, the Company or any Company Subsidiary and with respect to which the Company or any of the Company Subsidiaries or ERISA Affiliates may have any direct or indirect liability.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in the Section 1.2(a).

“Company Bylaws” means the Amended and Restated Bylaws of the Company.

“Company Capitalization Date” has the meaning set forth in Section 3.3(a).

“Company Common Stock” has the meaning set forth in Section 2.3(a)(i).

“Company Compensation Approvals” has the meaning set forth in Section 3.27.

“Company Consents” has the meaning set forth in Section 3.5(a).

“Company Credit Agreement” means the Credit Agreement, dated as of October 24, 2005 among the Company, as borrower, and KeyBank National Association, as lender, as amended through the date of this Agreement.

“Company Disclosure Letter” has the meaning set forth in the first paragraph of Article III.

“Company Financial Advisor” has the meaning set forth in Section 3.24.

“Company IP” means all Intellectual Property owned, used, held for use or exploited by the Company or any of the Company Subsidiaries.

“Company Material Adverse Effect” means any change, event, violation, development, circumstance, effect or other matters which individually or in the aggregate have, or could reasonably be expected to have, a material adverse effect on (a) the business, condition, capitalization, assets, liabilities, operations or financial performance of the Company and the Company Subsidiaries taken as a whole, (b) the ability of the Company to consummate the Merger or any of the other transactions contemplated by this Agreement, or (c) Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the shares of the Surviving Corporation; provided, however, that no change, event, violation, development, circumstance, effect or other matter which the Company can show by clear and convincing evidence relates to or results from the following shall constitute a Company Material Adverse Effect:

(i) changes in conditions affecting the renal care/dialysis services industries generally or the United States or global economy which the Company can show by clear and convincing evidence did not have a disproportionate impact on the Company;

(ii) changes in applicable Laws or the interpretation thereof after the date hereof (other than with respect to Laws or interpretations thereof related to the payment system for Medicare outpatient end-stage renal disease dialysis facilities, including (A) 74 FR 49922 (“Medicare Programs; End-Stage Renal Disease Prospective Payment System; Proposed Rule and Notice”), and (B) Section 153(b) of the Medicare Improvements for Patients and Providers Act, 42 U.S.C. § 1395rr(b)), which shall be included in determining whether a Company Material Adverse Effect shall have occurred), which the Company can show by clear and convincing evidence did not have a disproportionate impact on the Company;

(iii) changes in GAAP or other accounting standards, or authoritative interpretations thereof after the date hereof, which the Company can show by clear and convincing evidence did not have a disproportionate impact on the Company; and

(iv) a decrease in the market price of the shares of Company Common Stock; provided that the exception in this clause (iv) shall not prevent or otherwise affect a determination that any change or effect underlying such a decrease on market price has resulted in, or contributed to, a Company Material Adverse Effect.

“Company Option” has the meaning set forth in Section 2.6(a).

“Company Regulatory Agreement” has the meaning set forth in Section 3.6(c).

“Company Representatives” has the meaning set forth in Section 5.3(a).

“Company Restricted Share” has the meaning set forth in Section 2.6(c).

“Company Restricted Stock Unit” has the meaning set forth in Section 2.6(b).

“Company SEC Documents” has the meaning set forth in Section 3.6(d).

“Company Stock Plans” means the Dialysis Corporation of America 1999 Stock Incentive Plan and the Dialysis Corporation of America 2009 Omnibus Incentive Plan.

“Company Subsidiary” means any Subsidiary of the Company and “Company Subsidiaries” means all of the Subsidiaries of the Company.

“Company Triggering Event” shall be deemed to have occurred if: (a) the Company Board or any committee thereof shall have made an Adverse Recommendation Change, (b) the Company shall have failed to include in the Schedule 14D-9 the Company Board Recommendation, (c) the Company Board fails to reaffirm unanimously and publicly its recommendation of this Agreement, the Offer and the Merger, within five (5) Business Days (or, if earlier, prior to the Acceptance Time) after Parent requests in writing that such recommendation be reaffirmed publicly, (d) an Alternative Proposal is publicly announced by a Third Party, and the Company fails to issue a press release that reaffirms unanimously its recommendation of this Agreement, the Offer and the Merger, within five (5) Business Days (or, if earlier, prior to the Acceptance Time) after such Alternative Proposal is publicly announced, (e) the Company or any Company Representative shall have breached any of the provisions set forth in Section 5.3, or (f) any shareholder of the Company who has executed and delivered a Support Agreement shall have breached any provision of such Support Agreement.

“Compensation Arrangement” has the meaning set forth in Section 3.27.

“Compensation Arrangement Approvals” has the meaning set forth in Section 3.27.

“Compensation Committee” has the meaning set forth in Section 2.6(e).

“Compliance Certificate” means the form of certificate set forth in Section 3.13(h)(i) of the Company Disclosure Letter.

“Compliance Program” has the meaning set forth in Section 3.13(g).

“Confidentiality Agreement” has the meaning set forth in Section 6.3(b).

“Continuing Directors” has the meaning set forth in Section 1.3(b).

“Contracting Directors” has the meaning set forth in Section 1.3(b).

“Contract” means a note, bond, mortgage, indenture, deed of trust, license, lease, franchise, Permit, agreement, arrangement, commitment, understanding, bylaw, contract or other instrument or obligation.

“Control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

“Court” means any court or arbitration tribunal of the United States or any domestic state, and any political subdivision thereof.

“Covered Employees” has the meaning set forth in Section 5.2(j).

“Current Premium” has the meaning set forth in Section 6.8(a).

“Debt Financing” has the meaning set forth in Section 4.5.

“Debt Financing Commitment” has the meaning set forth in Section 4.5.

“Designated Date” means the date that is the first Business Day that is 45 days after the Offer Commencement Date.

“Dissenting Shareholders” has the meaning set forth in Section 2.5.

“Dissenting Shares” has the meaning set forth in Section 2.5.

“DOJ” has the meaning set forth in Section 6.4(b).

“Effective Time” has the meaning set forth in Section 2.2(b).

“Employee” means any individual employed by the Company or any Company Subsidiary.

“Employment Agreements” has the meaning set forth in the Recitals.

“Environmental Law” means all Legal Requirements relating to (a) the control of any potential pollutant or protection of the air, water or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (c) exposure to hazardous, toxic or other substances alleged to be harmful, and includes (i) the terms and conditions of any Permit, and (ii) judicial, administrative, or other regulatory decrees, judgments, and orders of any Governmental Entity. The term “Environmental Laws” shall include, but not be limited to the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 11011 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., and any state, county, or local regulations similar thereto.

“Environmental Permits” means, with respect to any Person, all Permits relating to or required by Environmental Law and affecting, or relating in any way to, the business of such Person or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the Regulations promulgated thereunder.

“ERISA Affiliate” means any Person (whether or not incorporated) that is (or at any relevant time was), together with a specified Person, treated as a single employer pursuant to Section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the Regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 2.9.

“Expiration Date” has the meaning set forth in Section 1.1(c).

“FBCA” has the meaning set forth in the Recitals.

“Federal Trade Commission Act” means 15 U.S.C. §§ 41-58, as amended.

“Financing Failure” means a refusal or other failure, for any reason, on the part of any Person that has executed the Debt Commitment Letter or any definitive financing document relating to the Debt Financing, or on the part of any other Person obligated or expected at any time to provide a portion of the Debt Financing, to provide a portion of such Debt Financing.

“FTC” has the meaning set forth in Section 6.4(b).

“GAAP” means accounting principles generally accepted in the United States consistently applied by a specified Person.

“Governmental Antitrust Authority” has the meaning set forth in Section 6.4(c).

“Governmental Entity” means any domestic, foreign or supranational government or subdivision thereof, administrative, governmental, prosecutorial or regulatory authority, agency, commission, Court, administrative contractor, tribunal or body or self-regulatory organization.

“Hazardous Materials” means any (a) toxic or hazardous materials or substances, (b) solid wastes, including asbestos, polychlorinated biphenyls, mercury, flammable or explosive materials, (c) medical waste, (d) radioactive materials, (e) petroleum or petroleum products (including crude oil), and (f) any other chemical, pollutant, contaminant, substance or waste that is regulated under any Environmental Law.

“HIPAA” has the meaning set forth in Section 3.13(f).

“HSR Act” has the meaning set forth in Section 3.5(a).

“Immediate Family Member” or “member of a physician’s immediate family” means husband or wife; birth or adoptive parent, child, or sibling; stepparent, stepchild, stepbrother, or stepsister; father-in-law, mother-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law; grandparent or grandchild; and spouse of a grandparent or grandchild.

“Indemnified Parties” has the meaning set forth in Section 6.8(b).

“Initial Expiration Date” has the meaning set forth in Section 1.1(c).

“Insurance Policies” has the meaning set forth in Section 3.21.

“Intellectual Property” means collectively, all intellectual property and other similar proprietary rights in any jurisdiction throughout the world, whether owned, used or held for use under license, whether registered or unregistered, including such rights in and to: (a) trademarks, service marks, brand names, certification marks, trade dress, logos, trade names and corporate names and other indications of origin, and the goodwill associated with any of the foregoing, (b) patents and patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, provisional patent applications, re-examinations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights, and inventions, invention disclosures, discoveries and improvements, whether or not patentable, (c) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common Law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person, (d) all works of authorship (whether copyrightable or not), copyrights and proprietary rights in copyrighted works including writings, other works of authorship, and databases (or other collections of information, data works or other materials), (e) software, including data files, source code, object code, firmware, mask works, application programming interfaces, computerized databases and other software-related specifications and documentation, (f) designs and industrial designs, (g) Internet domain names, (h) rights of publicity and other rights to use the names and likeness of individuals, (i) moral rights, and (j) claims, causes of action and defenses relating to the past, present and future enforcement of any of the foregoing; in each case of (a) to (i) above, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Entity in any jurisdiction.

“Intervening Event” has the meaning set forth in Section 5.3(g).

“IRS” means the United States Internal Revenue Service.

“Joint Venture Subsidiaries” has the meaning set forth in Section 3.13(b).

“Knowledge” means, with respect to the Company, the (a) actual knowledge of the individuals set forth in Section 9.1 of the Company Disclosure Letter and (b) the knowledge a prudent individual in such a position could be expected to discover or otherwise become aware after reasonable inquiry.

“Law” or “Laws” means any statute, law, code (including the Code) ordinance, Regulation, rule, guidance, Order, writ, injunction or decree of any state, commonwealth, federal, foreign, territorial or other court or Governmental Entity, subdivision, agency, department, commission, board, bureau or instrumentality of a Governmental Entity, including all decisions of Courts having the effect of Law in each such jurisdiction.

“Lease” has the meaning set forth in Section 3.10(c).

“Leased Real Property” has the meaning set forth in Section 3.10(b).

“Legal Requirement” means any federal, state, local, municipal, foreign or other Law, statute, constitution, principle of common Law, resolution, ordinance, code (including the Code), edict, decree, Regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity or NASDAQ.

“License Agreement” means any legally binding Contract, whether written or oral, and any amendments thereto (including license agreements, sub-license agreements, research agreements, development agreements, distribution agreements, consent to use agreements, customer or client contracts, coexistence, non assertion or settlement agreements), pursuant to which any interest in, or any right to use or exploit any Intellectual Property has been granted.

“Licensed Company IP” means the Intellectual Property owned by a Third Party that the Company or any of the Company Subsidiaries has a right to use or exploit by virtue of a License Agreement.

“Lien” means any mortgage, pledge, security interest, deed of trust, encumbrance, covenant, condition, restriction, option, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

“Material Contract” has the meaning set forth in Section 3.11(a).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 2.3(a)(i).

“Merger Sub” has the meaning set forth in the Preamble.

“Minimum Condition” has the meaning set forth in Section 1.1(a).

“NASDAQ” means the Nasdaq Stock Market, Inc.

“Offer” has the meaning set forth in the Recitals.

“Offer Commencement Date” has the meaning set forth in Section 1.1(a).

“Offer Conditions” has the meaning set forth in Section 1.1(a).

“Offer Documents” has the meaning set forth in Section 1.1(d).

“Offer Price” has the meaning set forth in the Recitals.

“Offer to Purchase” has the meaning set forth in Section 1.1(d).

“Option Consideration” has the meaning set forth in Section 2.6(a).

“Order” means any judgment, order, stipulation, arbitration, decision, award, injunction, decree or regulatory restriction of any Court or Governmental Entity, federal, foreign, state or local.

“Outside Date” has the meaning set forth in Section 8.1(c).

“Owned Company IP” means the Intellectual Property that is owned by the Company or any of the Company Subsidiaries.

“Owned Real Property” means all of the real property and interests in real property identified in Section 3.10 of the Company Disclosure Letter, together with all buildings, structures, improvements, and fixtures thereon, together with all rights of way, easements, privileges and appurtenances pertaining or belonging thereto, including any right, title and interest of the Company or the Company Subsidiaries in and to any street or other property adjoining any portion of such property.

“Parent” has the meaning set forth in the Preamble.

“Parent Consents” has the meaning set forth in Section 4.3.

“Parent Disclosure Letter” has the meaning set forth in the first paragraph of Article IV.

“Parent Financing Covenants” means the covenants and obligations of Parent in Section 6.12 of this Agreement and all other covenants and obligations of Parent or Merger Sub in this Agreement that relate to the Debt Financing, regardless of whether such covenants and obligations refer specifically to the Debt Financing.

“Parent Material Adverse Effect” means any material adverse effect on the ability of Merger Sub’s ability to purchase and pay for shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer.

“Parent Representatives” has the meaning set forth in Section 6.3(a).

“Paying Agent” has the meaning set forth in Section 2.9.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permit” means any and all permits, licenses, authorizations, certificates, franchises, registrations or other approvals granted by any Governmental Entity.

“Permitted Encumbrances” means the following: (a) Liens for Taxes, assessments and other governmental charges not delinquent, (b) easements, leases, reservations or other rights of others in, or minor defects and irregularities in title to, property or assets of a specified Person or any of its Subsidiaries; provided that such easements, leases, reservations, rights, defects or irregularities do not materially impair the use of such property or assets for the purposes for which they are held, and (c) liens imposed by Law for payments not yet due.

“Person” means an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity, but does not include a Governmental Entity or Court.

“Physician Contracts” has the meaning set forth in Section 3.13(c).

“Proceeding” means any demand, suit, claim, litigation, arbitration, action, proceeding (including any civil, criminal, governmental, enforcement, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or any arbitrator or arbitration panel.

“Proxy Statement” means the proxy of the Company to be sent to the Company’s shareholders in connection with the Company Shareholders Meeting.

“Real Property” has the meaning set forth in Section 3.10(c).

“Regulation” means any rule or regulation of any Governmental Entity having the effect of Law.

“Regulation S-K” means 17 CFR § 229.10, et seq.

“Regulation S-X” means 17 CFR § 210.1-01, et seq.

“Related Persons” has the meaning set forth in Section 8.3(f).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Representatives” means a party’s officers, directors, employees, accountants, consultants, legal counsel and other representatives.

“Required Company Shareholder Vote” has the meaning set forth in Section 3.26.

“Reverse Termination Fee” has the meaning set forth in Section 8.3(f).

“Schedule 14D-9” has the meaning set forth in Section 1.2(b).

“Schedule TO” has the meaning set forth in Section 1.1(d).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the Regulations promulgated thereunder.

“Shareholders Meeting” has the meaning set forth in Section 6.1(a).

“Shares” has the meaning set forth in Section 2.3(b).

“Sherman Act” means the Sherman Antitrust Act, 15 U.S.C. §§ 1-7, as amended.

“SOX” means the Sarbanes-Oxley Act of 2002, and the Regulations promulgated thereunder.

“Shareholders Meeting” has the meaning set forth in Section 6.1(a).

“Shares” has the meaning set forth in Section 2.3(b).

“Sponsor Financing” has the meaning set forth in Section 4.5.

“Sponsor Financing Commitment” has the meaning set forth in Section 4.5.

“Sponsors” has the meaning set forth in Section 4.5.

“Stark Law” has the meaning set forth in Section 3.13(d).

A “Subsidiary” of a specified Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” means any bona fide written proposal made by a Third Party (a) to acquire, directly or indirectly, 100% of the outstanding shares of Company Common Stock or 100% of the assets, net revenues or net income of the Company and the Company Subsidiaries, taken as a whole, and (b) which is otherwise on terms which the Company Board determines in its reasonable judgment (after consultation with its financial advisor and outside legal counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, that the proposal, (i) if consummated would result in a transaction that is more favorable, from a financial point of view, to the Company’s shareholders than the Offer and the Merger and the other transactions contemplated hereby and (ii) is reasonably capable of being completed, including to the extent required, financing which is then committed and is reasonably capable of being obtained without delay.

“Superior Proposal Definitive Agreement” means a binding, written, definitive Acquisition Agreement providing for the consummation of the transaction contemplated by such Superior Proposal.

“Support Agreements” shall have the meaning set forth in the Recitals.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Takeover Statute” has the meaning set forth in Section 3.20.

“Tax” or “Taxes” means (a) any and all federal, state, provincial, county, local or foreign taxes or levies of any kind and any and all other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real property, personal property, asset, sales, use, franchise, license, payroll, transaction, capital, capital gains, net worth, withholding, estimated, social security, utility workers’ compensation, severance, disability, wage, employment, production, unemployment compensation, occupation, premium, windfall profits, transfer, gains, alternative or add-on minimum, stamp, documentary, recapture, business license, business organization, environmental, profits, lease or other taxes or other charges imposed by or on behalf or payable to any Governmental Entity, together with any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any of the foregoing (whether or not disputed), (b) any liability for the payment of any item described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign Law, (c) any liability for the payment of any item described in clauses (a) or (b) as a result of any express or implied obligation to indemnify any other Person as a result of any obligations under any agreements or arrangements with any other Person with respect to such item, or (d) any successor liability for the payment of any item described in clauses (a), (b) or (c) of any other Person, including by reason of being a party to any merger, consolidation, conversion or otherwise.

“Tax Returns” means any and all reports, returns, declarations, statements, forms or other information required to be filed with or submitted to any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Third Party” means any Person or group other than Parent, Merger Sub or any Affiliate thereof.

“Top-Up Option” has the meaning set forth in Section 1.4(a).

“Top-Up Shares” has the meaning set forth in Section 1.4(a).

“Voting Debt” shall have the meaning set forth in Section 3.3(a).

“WARN Act” has the meaning set forth in Section 3.18(c).

Section 9.2  No-Survival.  None of the representations and warranties or any covenant to be performed prior to the Effective Time contained in this Agreement shall survive the Effective Time.

Section 9.3  Specific Performance.  Parent, Merger Sub and the Company agree that money damages would not be a sufficient remedy for any breach of this Agreement by the Company. It is hereby agreed that, prior to the termination of this Agreement pursuant to Section 8.1, the Parent and Merger Sub shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and to enforce compliance with those covenants of the Company. In connection with any request for specific performance or equitable relief by the Parent and Merger Sub, the Company hereby waives any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity to the Parent and Merger Sub. The parties further agree that (a) by seeking the remedies provided for in this Section 9.3, Parent shall not in any respect waive its right to seek any other form of relief that may be available to it under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.3 are not available or otherwise are not granted, and (b) nothing contained in this Section 9.3 shall require the Parent to institute any proceeding for (or limit the Parent’s right to institute any proceeding for) specific performance under this Section 9.3 before exercising any termination right under Article VIII (and pursuing damages after such termination) nor shall the commencement of any action pursuant to this Section 9.3 or anything contained in this Section 9.3 restrict or limit the Parent’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter. The Company acknowledges and agrees that the Company shall not be entitled to specific performance or injunctive or other equitable relief as a remedy for any breach of this Agreement by Parent or Merger Sub, to enforce compliance with any covenants of Parent or Merger Sub, or otherwise.

Section 9.4  Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given when delivered personally (including by courier or overnight courier with confirmation), telecopied (with confirmation), or delivered by an overnight courier (with confirmation) to the parties at the following addresses or sent by electronic transmission to the telecopier number specified below:

(a) If to the Parent or Merger Sub, to:

U.S. Renal Care, Inc.
2400 Dallas Parkway
Suite 350
Plano, Texas 75093
Attention: J. Christopher Brengard, Chief Executive Officer
Telecopier No.: (214) 736-2701

with a copy to:

Fulbright & Jaworski L.L.P.
2200 Ross Avenue
Suite 2800
Dallas, Texas 75201
Attention: James R. Griffin, Esq.
Telecopier No.: (214) 855-8200

(b) If to the Company, to:

Dialysis Corporation of America
1302 Concourse Drive
Suite 204
Linthicum, Maryland
Attention: Stephen W. Everett, President and Chief Executive Officer
Telecopier No.: (410) 694-0596

with a copy to:

Arent Fox LLP
1675 Broadway
New York, New York 10019
Attention: Michael S. Blass, Esq.
Telecopier No.: (212) 484-3990

or to such other address or telecopier number as any party may, from time to time, designate in a written notice given in a like manner.

Section 9.5  Amendments and Waivers.

(a) Subject to Section 1.3(d), any provision of this Agreement may be amended or waived prior to the Effective Time with the approval of the respective boards of directors of the Company and Parent (whether before or after the approval of this Agreement by the Company’s shareholders) if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that no such amendment or waiver shall be made or given after the adoption of this Agreement by the Company’s shareholders that requires the approval of the Company’s shareholders under applicable Law unless the required further approval is obtained.

(b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 9.6  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a Court of competent jurisdiction declares that any term or provision hereof is illegal, void, invalid or unenforceable, the parties hereto agree that the Court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any illegal, void, invalid or unenforceable term or provision with a term or provision that is legal, valid and enforceable and that comes closest to expressing the intention of the illegal, void, invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such Court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the original economic, business and other purposes of such invalid or unenforceable term as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.7  Entire Agreement.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Company Disclosure Letter, the Parent Disclosure Letter, the Support Agreements, the Employment Agreements, and the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF PARENT, MERGER SUB OR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY OTHER PARTY OR ANY OTHER PARTY’S REPRESENTATIVES OF ANY DOCUMENT OR OTHER INFORMATION WITH RESPECT TO ONE OR MORE OF THE FOREGOING.

Section 9.8  Assignment.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, however, that Parent and Merger Sub may transfer or assign its rights and obligations under this Agreement (including the Top-Up Option), in whole or in part or from time to time in part, to one or more of their Affiliates at any time, provided that such transfer or assignment shall not relieve Parent or Merger Sub of any of its obligations hereunder. Any assignment in violation of the foregoing shall be null and void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.9  No Third Party Beneficiaries.  Except for (a) the rights of the holders of shares of Company Common Stock to receive the Merger Consideration after the Effective Time, (b) the rights of holders of Company Options, Company Restricted Stock Units, and Company Restricted Shares pursuant to Section 2.6, and (c) the provisions of Section 6.8 (Indemnification of Directors and Officers) (which shall be to the benefit of the parties referred to in such section), this Agreement is not intended to and shall not confer upon any Person (other than the parties hereto) any rights or remedies hereunder.

Section 9.10  Governing Law; Exclusive Jurisdiction.

(a) THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND ALL DISPUTES BETWEEN THE PARTIES UNDER OR RELATING TO THIS AGREEMENT OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REFERENCE TO SUCH STATE’S PRINCIPLES OF CONFLICTS OF LAW); PROVIDED, HOWEVER, THAT THE LAWS OF THE STATE OF FLORIDA SHALL GOVERN ANY MATTERS PERTAINING TO THE INTERNAL CORPORATE GOVERNANCE OF THE COMPANY, INCLUDING, THE INTERPRETATION OF THE COMPANY BOARD’S FIDUCIARY DUTIES TO THE COMPANY’S SHAREHOLDERS IN CONNECTION WITH THIS AGREEMENT, THE OFFER AND THE MERGER. THE DELAWARE COURT OF CHANCERY (AND IF THE DELAWARE COURT OF CHANCERY SHALL BE UNAVAILABLE, ANY DELAWARE STATE COURT AND THE FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE STATE OF DELAWARE) WILL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH OF THE PARTIES IRREVOCABLY CONSENTS TO AND AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AGREES THAT PROCESS MAY BE SERVED UPON THEM IN ANY MANNER AUTHORIZED BY THE LAWS OF THE STATE OF DELAWARE, AND HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (i) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (ii) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (iii) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

(b) The Company hereto irrevocably and unconditionally confirms and agrees that it has (i) taken all necessary action to appoint and maintain an agent in the State of Delaware as the Company’s agent for acceptance of legal process, and (ii) notified Parent and Merger Sub of the name and address of such agent. The Company hereto agrees that to the fullest extent permitted by Law, service of process may be made on the Company by prepaid certified mail, and that, to the fullest extent permitted by applicable Law, service made pursuant to this Section 9.10(b) shall have the same legal force and effect as if served upon the Company personally within the State of Delaware. For purposes of implementing the Company’s agreement to appoint and maintain an agent for service of process in the State of Delaware, the Company does hereby appoint The Corporation Trust Company as such agent.

Section 9.11  Waiver of Jury Trial.  THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT WHICH ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NON-COMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION

WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 9.12  Disclosure Letters.  Disclosure of any matter in any section of the Company Disclosure Letter or the Parent Disclosure Letter shall be deemed to be disclosed with respect to the (a) corresponding section of this Agreement and (b) any other Section of this Agreement to the extent that it is reasonably apparent that such disclosure is applicable to such other Section. The mere inclusion of an item in such Company Disclosure Letter or the Parent Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

Section 9.13  Interpretation; Rules of Construction.  When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The phrase “the date of this Agreement” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement. As used in this Agreement, (a) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation,” (b) the word “or” shall not be exclusive, (c) the words “hereof,” “herein,” “hereunder,” “hereto” and words of similar import refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not to any particular provision of this Agreement, (d) all references to any period of days shall be to the relevant number of calendar days unless otherwise specified, (e) all references to dollars or $ shall be references to United States dollars, and (f) all accounting terms shall have their respective meanings under GAAP. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes (provided that, in the case of Contracts that are the subject of representations and warranties set forth herein, copies of all amendments, modifications, waivers, consents or supplements have been provided on or prior to the date of this Agreement to the party to whom such representations and warranties are being made). The parties hereto have participated jointly in the negotiating and drafting of this Agreement and, in the event an ambiguity or question of intent arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 9.14  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DIALYSIS CORPORATION OF AMERICA

By:	/s/ Stephen W. Everett
Name:     Stephen W. Everett

Title:	President and Chief Executive Officer

U.S. RENAL CARE, INC.

By:	/s/ J. Christopher Brengard
Name:     J. Christopher Brengard

Title:	Chief Executive Officer

URCHIN MERGER SUB, INC.

By:	/s/ J. Christopher Brengard
Name:     J. Christopher Brengard

Title:	President

[Signature Page to Agreement and Plan of Merger]

ANNEX I

Conditions to the offer

The obligation of Merger Sub to accept for payment and pay for shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the additional conditions set forth in clauses (a) through (n) below. Accordingly, notwithstanding any other provision of the Offer or this Agreement to the contrary, Merger Sub shall not be required to accept for payment or (subject to any applicable Regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment or (subject to any such Regulations) the payment for, any tendered shares of Company Common Stock, and may terminate the Offer at any scheduled Expiration Date or amend or terminate the Offer as otherwise permitted by this Agreement, if (i) the Minimum Condition shall not be satisfied by 12:00 a.m., Eastern Time, on the scheduled Expiration Date of the Offer, or (ii) any of the following additional conditions shall not be satisfied:

(a) (i) Each of the representations and warranties of the Company contained in Section 3.1, Section 3.4, Section 3.5(b), the third sentence of Section 3.7(b), Section 3.9(a), Section 3.20, Section 3.23, Section 3.24 and Section 3.27 shall be true and correct in all respects as of the date hereof and as of the Expiration Date with the same effect as though such representations and warranties had been made on and as of the Expiration Date (except to the extent that any of such representations and warranties expressly speaks only as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

(ii) the representations and warranties in Section 3.3 shall be true and correct in all respects (except for any de minimis inaccuracy), with the same effect as though such representations and warranties had been made on and as of the Expiration Date (except to the extent that any of such representations and warranties expressly speaks only as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for any de minimis inaccuracy) as of such earlier date);

(iii) disregarding any qualification or limitation as to materiality or Company Material Adverse Effect contained therein, each of the representations and warranties of the Company contained in the first, second and fourth sentences of Section 3.7(b) and each of the representations and warranties of the Company contained in Section 3.13 of this Agreement shall have been true and correct in all material respects on and as of the date hereof and shall be true and correct in all material respects on and as of the Expiration Date with the same effect as though such representations and warranties had been made on and as of the Expiration Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct in all material respects as of such date or time); and

(iv) each of the other representations and warranties of the Company contained in this Agreement shall have been true and correct on and as of the date hereof and shall be true and correct on and as of the Expiration Date with the same effect as though such representations and warranties had been made on and as of the Expiration Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except for such failures of representations and warranties to be so true and correct (for this purpose disregarding any qualification or limitation as to materiality or Company Material Adverse Effect), do not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) each covenant or agreement that the Company is required to comply with or to perform at or prior to the Acceptance Time shall have been complied with and performed in all material respects;

(c) since the date hereof, there shall not have been any Company Material Adverse Effect;

(d) the waiting period (or any extension thereof) applicable to the Offer or the Merger under the HSR Act shall have expired or been terminated;

(e) Parent shall have received a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in clauses (a), (b) and (c) of this Annex I have been duly satisfied;

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(f) no temporary restraining Order, preliminary or permanent injunction or other Order preventing the acquisition of or payment for shares of Company Common Stock pursuant to the Offer or preventing consummation of the Merger or any of the other transaction contemplated by this Agreement or the Support Agreements shall have been issued by any court of competent jurisdiction or other Governmental Entity and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Offer or the Merger or any of the other transactions contemplated by this Agreement that makes the acquisition of or payment for shares of Company Common Stock pursuant to the Offer, or the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Support Agreements, illegal;

(g) there shall not be pending or threatened any Proceeding in which any Governmental Entity is or is threatened to become a party: (i) challenging or seeking to restrain or prohibit the acquisition of or payment for shares of Company Common Stock pursuant to the Offer or the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Support Agreements, (ii) relating to the Offer, the Merger or any of the other transactions contemplated by this Agreement or the Support Agreements and seeking to obtain from Parent or the Company any damages or other relief that may be material to Parent or the Company, (iii) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company, (iv) that could materially and adversely affect the right or ability of Parent, or the Company, to own the assets or operate the business of the Company, or (v) seeking to compel the Company, Parent or any Subsidiary of Parent to dispose of or hold separate any shares of Company Common Stock or any material assets as a result of the Offer, the Merger or any of the other transactions contemplated by this Agreement;

(h) there shall not have occurred and be continuing: (i) any general suspension of trading in securities on The Nasdaq Global Select Market, or (ii) any declaration by a Governmental Entity of a banking moratorium in the United States or any suspension of payments in respect of banks in the United States;

(i) the Company Consents shall have been obtained;

(j) no Company Triggering Event shall have occurred;

(k) the Company shall have filed all reports, schedules, forms, registrations, statements, certifications and other documents required to be filed with the SEC since the date of this Agreement;

(l) neither the Chief Executive Officer nor the Chief Financial Officer of the Company shall have failed to provide any certification with respect to any Company SEC Documents filed (or required to be filed) with the SEC on or after the date of this Agreement;

(m) Parent shall have received the proceeds of the Financing; and

(n) this Agreement shall not have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and (except for the Minimum Condition) may be waived by Parent and Merger Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Merger Sub. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

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ANNEX II

Persons Entering Into Employment Agreements

Thomas P. Carey
Stephen W. Everett
Thomas K. Langbein

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